Exhibit 99.1

ITEM 6.

SELECTED FINANCIAL DATA

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	(in thousands except per share data)
	2010	2009	2008	2007(1)(3)	2006(2)
Net service revenues	$329,419	$406,652	$459,864	$383,140	$265,985
Reimbursable out-of-pocket revenues	114,493	135,224	203,489	171,234	90,465

Total revenues	443,912	541,876	663,353	554,374	356,450
Cost and expenses:
Direct costs	168,983	204,828	239,356	195,865	143,987
Reimbursable out-of-pocket costs	114,493	135,224	203,489	171,234	90,465
Selling, general and administrative	131,940	140,092	150,234	121,192	87,795
Depreciation and amortization	15,973	15,345	14,812	14,539	10,090
Employee severance and office consolidation costs	1,487	9,956	—	—	236
Intangible impairment charge	—	—	—	—	8,200
Goodwill impairment charge	6,109	—	—	—	—

Total costs and expenses	438,985	505,445	607,891	502,830	340,773
Income (loss) from operations	4,927	36,431	55,462	51,544	15,677
Other income (expense):
Interest income	144	579	760	1,466	1,939
Interest expense	(11,949)	(14,403)	(15,891)	(17,547)	(6,781)
Write-off of deferred financing costs	—	—	—	(4,152)	—
Other	7,767	4,034	(2,043)	(4,816)	(1,795)
Gain on debt extinguishment	—	2,887	—	—	—

Total other income (expenses)	(4,038)	(6,903)	(17,174)	(25,049)	(6,637)
Income (loss) before income taxes	889	29,528	38,288	26,495	9,040
Income tax provision (benefit)	887	13,652	16,161	11,431	3,738

Income (loss) from Continuing Operations, net of tax	2	15,876	22,127	15,064	5,302
Income (loss) from Discontinued Operations, net of tax	(4,561)	(639)	1,016	946	3,228

Net (loss) income	$(4,559)	$15,237	$23,143	$16,010	$8,530

INCOME (LOSS) PER SHARE DATA
Basic Income (loss) per share:
Income (loss) from continuing operations	$0.00	$1.07	$1.50	$1.04	$0.37
Income (loss) from discontinued operations	$(0.31)	$(0.04)	$0.07	$0.07	$0.23
Basic income (loss)	$(0.31)	$1.03	$1.57	$1.10	$0.60

Diluted Income (loss) per share:
Income (loss) from continuing operations	$0.00	$1.06	$1.48	$1.01	$0.36
Income (loss) from discontinued operations	$(0.31)	$(0.04)	$0.07	$0.06	$0.22
Diluted income (loss)	$(0.31)	$1.02	$1.54	$1.08	$0.58

Weighted average shares
Basic	14,907	14,862	14,751	14,520	14,323
Diluted	14,907	14,992	14,993	14,889	14,762

CONSOLIDATED BALANCE SHEET DATA (4)

	as of December 31,
	2010	2009	2008(3)	2007(3)	2006
Working capital	$42,214	$56,476	$68,595	$60,084	$56,404
Total assets	489,911	539,723	554,888	498,675	455,072
Total short and long-term debt, including capital leases	133,116	138,394	172,159	165,673	200,099
Total shareholders’ equity	230,847	236,047	212,624	175,257	140,112

(1)	Includes the effects of the January 1, 2007 adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.
(2)	Includes the effects of the January 1, 2006 adoption of SFAS 123R, Share-Based Payment.
(3)	As adjusted due to the implementation of accounting guidance related to convertible debt.
(4)	From 2006 to 2008, the Company made three acquisitions. See the Acquisitions section of Managements’ Discussion and Analysis of Financial Condition and Results of Operations.

ITEM 7.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Refer to Risk Factors previously discussed in Part 1 Item 1A and the Cautionary Statement for Forward-Looking Information later in this section.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The information set forth and discussed below in Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is derived from the Company’s Consolidated Financial Statements and the related notes thereto, which are included herein, and should be read in conjunction therewith.

The results of operations herein have been adjusted for the presentation of discontinued operations for all periods presented.

Company Overview

Kendle International Inc. (the Company or Kendle) is a global clinical research organization (CRO) that delivers integrated clinical development services, including clinical trial management, clinical data management, statistical analysis, medical writing, regulatory consulting and organizational meeting management and publications services, among other things, on a contract basis to the biopharmaceutical industry. The Company operates in North America, Europe, Asia/Pacific, Latin America and Africa. The Company operates its business in two reportable operating segments, Early Stage and Late Stage. The Early Stage business currently focuses on the Company’s Phase I operations while Late Stage is comprised of clinical development services related to Phase II through III clinical trials conducted worldwide, late phase clinical development services related to Phase IIIB and IV clinical trials conducted worldwide, regulatory affairs and biometrics offerings. The Company aggregates its clinical and data monitoring reporting unit, project management and late phase reporting unit, regulatory, site and medical affairs reporting unit, and biostatistics and statistical programming reporting unit into the Late Stage segment under the aggregation criteria in accounting guidance related to segments. The aggregation criteria met includes a similar nature of services provided, a similar type of customer, similar methods used to distribute services, similar economic characteristics and a similar regulatory environment. In addition, the Company reports support functions primarily composed of Human Resources, Information Technology, Sales and Marketing and Finance under the Support and Other category for purposes of segment reporting. A portion of the costs incurred from the support units are allocated to the Early and Late Stage reportable operating segments.

The Company’s revenue recognition process is described later in this MD&A under “Critical Accounting Policies and Estimates.”

Late Stage Segment Contracts

The Company provides services to its customers primarily under “full-service” contracts that include a broad range of services in support of all aspects of a customer’s clinical trial. These services typically include biostatistics, clinical development services for Phase II through IV clinical trials and regulatory affairs. The Company from time to time provides a select number of these services under more narrow contracts focusing on one or more specialty areas, referred to as Functional Service Awards. The Company usually competes for business awards in a competitive bidding process. In the bidding process, the Company submits a bid that includes a price based upon hourly billing rates for billable employees multiplied by task hours the Company estimates will be necessary to achieve the service assumptions. Upon receiving a business award, the Company and its customer negotiate a contract to memorialize these assumptions and the related price.

Service contracts usually are long-term arrangements that require Company performance over several years. A contract usually requires a portion of the contract fee to be paid at the time of contract execution, and the balance is received in specified installments or milestones over the contract’s duration. Other methods for receiving payment include units achieved and time and materials incurred. During performance of the services, any of the following events may occur and impact the contract price:

•	The customer may request a change in the assumptions;

•	The customer may increase or decrease the scope of services, which requires a change to the service assumptions; and

•	The Company may discover that, for a particular contract, the assumptions are incorrect or insufficient to permit completion of the contract.

In each of the foregoing situations, the Company enters into negotiations for a contract amendment to reflect the change in scope or assumptions and the related price. Depending on the complexity of the amendment, the amendment process can take from a few weeks for a simple adjustment, such as a timeline extension, to several months for a complex amendment, such as a change in patient enrollment strategy. Under the Company’s policy, project teams are not authorized to engage in tasks outside the scope of the contract without prior management approval. In limited situations, management may authorize the project team to commence work on activities outside the contract scope while the Company and its customer negotiate and finalize the contract amendment.

Contract amendments are commonplace within the industry and occur on the majority of the Company’s contracts. At any point in time, the Company will be in the process of discussing numerous proposed amendments, the scope and value of which can change significantly between time of proposal and final agreement. The total value of these amendments primarily represents future work and revenues.

In addition to full-service and functional service arrangements described above, the Company provides consulting services to its customers under contracts that generally are shorter-term in nature than full-service contracts. Net service revenues from these contracts are not material to the Company’s consolidated net service revenues.

In connection with providing services, the Company incurs pass-through costs, which include travel-related expenses for Company employees performing services and fees payable to third-party investigators or labs participating in, or supporting, the customer’s clinical trial. The customer agrees to reimburse the Company on a dollar-for-dollar basis for the costs incurred by the Company in accordance with contractually specified parameters. The revenues and costs from these pass-through and third-party costs are reflected in the Company’s Consolidated Statements of Operations under the line items titled “Reimbursable out-of-pocket revenues” and “Reimbursable out-of-pocket costs”, respectively.

The customer may terminate the contract at any time with little or no advance notice to the Company. Customers, in particular, may terminate a contract immediately for concerns related to the efficacy or safety of a particular drug. Upon termination, the customer is required to pay the Company for the value of work completed up to termination as well as reimburse the Company for its out-of-pocket costs incurred in accordance with the contract.

Historically the majority of the Company’s contracts were fixed-price in nature and net service revenues were calculated on a proportional performance or percentage of completion methodology. However over the recent history the Company and its customers have moved toward a units-based contract methodology in new contracts. It is the Company’s intent to continue to structure its contracts under a units-based methodology. Therefore, the Company expects the percentage of contracts under which net service revenues are recognized using units-based methodology to continue to increase in future periods. Under a units-based contract methodology, amounts recognized as net service revenues are calculated based on units completed in the period multiplied by a unit value or selling price that is outlined in the contract.

A contract amendment, which results in revisions to net service revenues and cost estimates, is recognized in revenue calculations beginning in the period in which the parties reach written agreement to the amendment.

Early Stage Segment Contracts

Early Stage segment business awards are also subject to a competitive bidding process and, upon award, are memorialized in a contract that includes terms and conditions that are substantially similar to the Company’s contracts with its Late Stage segment customers. Most of the revenue for the Early Stage segment is recognized under units-based contracts by multiplying units completed by the applicable contract per-unit price. In general, the Early Stage segment contract duration is substantially less than that of the Late Stage segment. Because the Early Stage business is also subject to the same cancellation risk as the Late Stage contracts, the Company attempts to require the customer to pay a cancellation fee if the customer cancels a project award. Net service revenues from these Early Stage contracts generally represent less than 10% of the Company’s consolidated net service revenues.

Acquisitions

In June 2008, the Company completed its acquisition of DecisionLine Clinical Research Corporation (DecisionLine) and its related company. DecisionLine (now Kendle Toronto) is a clinical research organization located in Toronto, Ontario specializing in the conduct of early phase studies.

The results of operations for acquisitions are included in the Company’s Consolidated Statements of Operations from the dates of acquisition.

Recent Developments and CRO Marketplace

The CRO industry in general continues to be dependent on the research and development efforts of the principal pharmaceutical and biotechnology companies as major customers, and the Company believes this dependence will continue. The loss of business from any of its major customers could have a material adverse effect on the Company. The economic conditions have created a very challenging climate causing the Company to rapidly adjust its strategies and align the workforce to match the demand for its services. The business climate has caused customers to re-evaluate priorities resulting in increases in contracts for the more promising projects, scaling back and/or canceling other projects and delaying decisions on others. The biopharmaceutical industry is reducing costs and, often, their workforce. The Company may benefit from increased outsourcing on the part of its customers or it may be harmed by a reduction in spending. The Company views the current conditions as an opportunity to attract well qualified candidates to strengthen and improve its operations and gain penetration and increase market share as less research and development is done in-house by our customers. Another industry trend is the rapidly approaching “patent cliff” for a number of blockbuster drugs within the biopharmaceutical industry and the significant loss of industry revenue from these drugs. The Company’s customers are addressing this situation in two ways: (1) by exploring ways to capture the revenue from these drugs once they move to the “generic” category, and (2) by continuing to identify new uses for the existing drugs which may increase its value by lengthening its patent life, or developing new compounds. This is both an opportunity and a challenge for the Company, as its customers will need to find less costly, more efficient research options often through the establishment of strategic alliances or partnerships. The Company believes it is well positioned for this development.

In addition, the volatility of currency exchange rate fluctuations may have a significant impact on the Company as more of its business is earned outside the United States. Fluctuations in exchange rates are not predictable, with any degree of accuracy, or foreseeable.

Results of Operations

Year Ended December 31, 2010 (2010) Compared with Year Ended December 31, 2009 (2009)

Net Service Revenues

Information to be discussed regarding segment net service revenues is outlined in the following table:

	Year Ended December 31,
			$ Increase	% Increase
(in thousands)	2010	2009	(Decrease)	(Decrease)
Net service revenues
Late stage	$305,872	$370,178	$(64,306)	–17.4%
Early stage	21,541	27,437	(5,896)	–21.5%
Support & other (a)	2,006	9,037	(7,031)	–77.8%

Total net service revenues	329,419	406,652	(77,233)	–19.0%
Reimbursable out-of-pocket revenues (b)	114,493	135,224	(20,731)	–15.3%

Total revenues	$443,912	$541,876	$(97,964)	–18.1%

(a)	Support & Other consists of revenues performed for administrative services.
(b)	Reimbursable out-of-pocket revenues and expenses flutuate from period to period, primarily due to the level of investigator activity in a particular period.

Net service revenues decreased 19.0% to $329.4 million for 2010 from $406.7 million in 2009.

Net service revenues in the Late Stage segment decreased 17.4% to $305.9 million in 2010 compared to $370.2 million in 2009. The declines were driven primarily by low new business awards throughout 2009 and the first half of 2010, reductions in the scope of existing projects, cancellations of existing projects and continued delays in the selling cycle, more specifically, advancing contracts from the awarded status to the signed contract status, which prevented the Company from commencing work and revenue generating activities. Additionally, pharmaceutical company mergers as well as uncertainty in the global economy delayed customer decisions on previously awarded contracts and slowed the contract signature process as pharmaceutical companies re-evaluate their pipelines and their plans for future development of products. The Company also experienced a significantly higher than normal cancellation rate on previously awarded studies in 2009 and for at least the first quarter of 2010. In the second quarter of 2010, the Company began to see this rate moderate and in the third and fourth quarters cancellations were lower than the first half of 2010.

Net service revenues in the Early Stage segment decreased approximately 21.5%, to approximately $21.5 million in 2010 compared to $27.4 million in 2009, primarily due to lower sales volumes and continued project delays similar to those discussed in the Late Stage segment. Due to the trend of decreased net service revenues at the Phase I unit in the Netherlands, the Company made a decision (in the fourth quarter) to close the Early Stage operations at this location. Please see Note 9 to the consolidated financial statements for further details.

A summary of net service revenues by geographic region for 2010 and 2009 is presented below:

	For the Year Ended December 31,
			$ Increase	% Increase
(in thousands)	2010	2009	(Decrease)	(Decrease)
North America	$154,090	$200,866	$(46,776)	–23.3%
Europe	126,420	147,592	(21,172)	–14.3%
Latin America	36,215	40,830	(4,615)	–11.3%
Asia-Pacific	12,694	17,364	(4,670)	–26.9%

Total net service revenues	$329,419	$406,652	$(77,233)	–19.0%

In 2010 revenues decreased in all regions from the prior year. This is the result of the same factors as previously mentioned in the analysis of Late Stage and Early Stage revenues. The Company experienced a decline in both demand and volume in all regions, however the decrease in Latin America was not as great as that of the other regions as the Company’s customers continue to look toward accessing the patient populations in lower cost, emerging regions to conduct clinical trials.

Net service revenues from the Company’s top five customers accounted for approximately 27% and 28% of net service revenues in 2010 and 2009, respectively. No customer accounted for more than 10% of total net service revenues for 2010 or 2009.

Reimbursable Out-of-Pocket Revenues/Expenses

Reimbursable out-of-pocket revenues and expenses fluctuate from period to period due primarily to the level of investigator activity in a particular period. Reimbursable out-of-pocket revenues and expenses decreased 15.3% to $114.5 million in 2010 from $135.2 million in 2009. The decrease is due primarily to a decrease in the number of studies in which the Company is procuring investigator services.

Operating Expenses

	For the Year Ended December 31,
			$ Increase	% Increase
	2010	2009	(Decrease)	(Decrease)
Direct costs	$168,983	$204,828	$(35,845)	–17.5%
Reimbursable out-of-pocket costs	114,493	135,224	(20,731)	–15.3%
SG&A expenses	131,940	140,092	(8,152)	–5.8%
Restructuring expenses	1,487	9,956	(8,469)	–85.1%
Depreciation and amortization	15,973	15,345	628	4.1%
Goodwill impairment	6,109	—	6,109

Total operating expenses	$438,985	$505,445	$(66,460)	–13.1%

Direct costs decreased in 2010 from 2009 by approximately $35.8 million, or 17.5%. The decrease in direct costs is attributable to a full year of cost savings initiatives (that began in the second quarter of 2009) and reduced work volumes as a result of the decline in net service revenues experienced by the Company.

Direct costs expressed as a percentage of net service revenues were 51.3% in 2010 compared to 50.4% in 2009. In 2009, direct costs benefitted from insurance proceeds received against an accrual for rework that was originally absorbed by the Company.

Selling, general and administrative (SG&A) expenses decreased in 2010 from 2009 by approximately $8.2 million, or 5.8%. The primary reason for the decrease in SG&A costs relates to the full year benefit of the cost savings initiatives undertaken in the second quarter of 2009, which are discussed in detail below along with restructuring expenses, as well as strict cost control measures put into place in 2009 and 2010. Selling, general and administrative expenses expressed as a percentage of net service revenues were 40.1% in 2010 compared to 34.5% in 2009. SG&A as a percent of revenues has increased when compared to the previous period as a significant portion of these costs are more fixed in nature and do not decrease in proportion with net service revenues. Additionally, in the second quarter of 2010, the Company awarded annual salary merit increases to its employees for the first time since 2008, reinstated certain benefits that had previously been suspended, continued on its path to implement its new ERP system, and continued to invest in its new business development and global sales organization, which partially offset the benefits of our cost savings efforts.

Beginning in the second quarter of 2009, the Company commenced several initiatives to optimize its workforce, match capacity with demand, and reduce operating expenses. The Company recorded restructuring charges totaling $1.5 million in 2010 and $10.0 million in 2009, for severance-related and other expenses (primarily related to facility closures). These measures resulted in lower costs in 2010 as compared to 2009. Severance charges have been primarily related to the Late Stage and Support and Other reportable segments, with the exception of a $3.0 million severance reserve recorded in the fourth quarter of 2010 related to the announced closing of Early Stage operations at the Company’s Utrecht, Netherlands facility, reflected in discontinued operations.

Depreciation and amortization expense increased by $0.6 million, from approximately $15.3 million in 2009 to $16.0 million in 2010.

Due to the inconsistent nature of the Early Stage business, both within the Company and the industry, during the third quarter of 2010 the Company commenced an evaluation of strategic alternatives for the Early Stage segment. Based upon this review and other triggering events, the Company began, but was unable to complete its goodwill impairment analysis, which was completed during the fourth quarter. Also during the fourth quarter, in addition to conducting its annual impairment analysis for both the Early and Late Stage segments, the Company made a decision to close the Early Stage portion of its operations in Utrecht, The Netherlands. As a result of the above events the Company recorded a goodwill impairment charge of $7.3 million ($1.2 million was attributable to discontinued operations) for its Early Stage segment in the fourth quarter of 2010. At December 31, 2009, the fair value of the Early Stage segment exceeded the carrying value, resulting in no goodwill impairment charge. At December 31, 2010 and 2009, the fair value of all Late Stage reporting units exceeded the carrying value, resulting in no goodwill impairment charge.

Information to be discussed regarding segment operating income is outlined in the below table:

		For the Year Ended December 31,
			Increase	% Increase
(in thousands)	2010	2009	(Decrease)	(Decrease)
Operating income (loss)
Late stage	$63,575	$81,109	$(17,534)	–21.6%
Early stage	(5,330)	5,044	(10,374)	–205.7%
Support & other	(53,318)	(49,722)	(3,596)	7.2%

Total operating income (loss)	$4,927	$36,431	$(31,504)	–86.5%

The Company experienced income from operations in 2010 of $4.9 million, or 1.5 of net service revenues compared to income from operations of $36.4 million, or 9.0% of net service revenues in 2009. The overall decline in operating income and operating income as a percentage of net service revenues was primarily due to items discussed in more detail in the preceding paragraphs, primarily the reduction in net service revenues, goodwill impairment and restructuring items. Please see section titled Non-GAAP Operating Income and EPS for further discussion.

Income from operations from Kendle’s Late Stage segment in 2010 was $63.6 million or 20.8% of net service revenues compared to Late Stage income from operations of $81.1 million, or 21.9% of net service revenues in 2009. The decline in the Late Stage operating margin was due primarily to a decline in net service revenues, felt most heavily in the North American, European and Asia Pacific regions, which was driven by a decline in new business awards and new contracts, increased cancellations and delays in existing studies leading to decreased utilization of billable associates and excess capacity which the Company was able to partially offset by its restructuring efforts.

Early Stage operating results declined in 2010 from the same periods in 2009 as a result of the decline in net service revenues., Early Stage operations generally have higher fixed costs making a decline in revenues more difficult to absorb. The Early Stage segment incurred a net operating loss of $5.3 million or (24.7%) of net service revenues in 2010 compared to Early Stage income from operations of $5.0 million, or 18.4% of net service revenues in 2009.

Other Income/(Expense)

Total other income (expense) was a net expense of $4.0 million in 2010 compared to expense of $6.9 million in 2009.

The components of Other Income/Expense were as follows for the periods presented:

	For the Year Ended December 31,
			Increase
(in thousands)	2010	2009	(Decrease)
Other income (expense)
Interest income	$144	$579	$(435)
Interest expense	(11,949)	(14,403)	2,454
Gain (loss) on extinguishment of debt	(71)	2,887	(2,958)
Foreign currency gains	8,665	5,350	3,315
Other expenses	(827)	(1,316)	489

Total other income (expense)	$(4,038)	$(6,903)	$2,865

Interest Income

Interest income decreased by approximately $435,000 in 2010 which is the result of both a decrease in average cash balance and lower returns on invested cash.

Interest Expense

The primary component of interest expense is related to the Company’s 3.375% Convertible Notes issued in June 2007. For 2010, the amount of interest expense recognized for the contractual interest rate was $5.0 million and the amount recognized for discount amortization was $5.6 million for a total of approximately $10.6 million. Additionally, approximately $1.6 million of interest expense was recognized for amortization of deferred issuance costs related to the Company’s Convertible Notes, the new credit Facility and termination of the Old Facility (as defined in Liquidity and Capital Resources). For 2009, the amount of interest expense recognized for the contractual interest rate was $6.1 million and the amount recognized for discount amortization was $6.5 million for a total of $12.6 million. Additionally, $1.3 million of interest expense was recognized for amortization of deferred issuance costs related to the Convertible Notes and the Company’s credit facility. The decline in interest expense in 2010 is due to a full year of lower outstanding principle on the Convertible Notes purchased by the Company on the open market in 2009 as well as an additional open market purchase in the second quarter of 2010.

Gain on Extinguishment of Debt

In 2010, the Company repurchased in the open market $12.0 million in par value of its outstanding Convertible Notes for cash in the amount of $11.1 million. The amortized book value of the debt was $10.8 million and a pre-tax net loss of approximately $71,000 was recorded. Debt issuance costs with a carrying value of $154,000 were written off in conjunction with the transaction and were included in the determination of net loss. During 2009, the Company repurchased in several transactions on the open market $45.5 million in par value of Convertible Notes for cash in the amount of $36.5 million. The carrying value of these Convertible Notes at the time of repurchase was approximately $40.0 million and a pre-tax gain on extinguishment of debt of approximately $2.9 million was recorded. As part of the repurchase transaction, the proportionate share of debt issuance costs ($840,000) were included in the determination of the gain amount and were written off.

See also the Liquidity and Capital Resources section.

Foreign Currency

The exchange rate transaction gains and losses typically occur when the Company holds assets and/or liabilities in a currency other than the functional currency of the reporting location. Due to uncertainties regarding the timing of and currencies involved in the majority of the Company’s foreign exchange rate transactions, it is impracticable to implement hedging instruments to match the Company’s foreign currency inflows and outflows. In 2009, the Company implemented procedures intended to mitigate the impact of foreign currency exchange rate fluctuations including an intercompany procedure to allow for regular settlement of intercompany balances. The Company will continue to evaluate ways to mitigate the risk of this impact in the future.

For the year ended December 31, 2010, the Company recorded foreign exchange rate gains of $8.7 million dollars, related primarily to strengthening of most currencies against the Euro.

In the first quarter of 2009, the Company eliminated a substantial portion of its foreign currency denominated intercompany notes payable between the U.S. subsidiary and the U.K. subsidiary and between the U.S. subsidiary and German subsidiary. The Company maintained foreign currency arrangements in connection with these transactions. The Company also terminated its foreign currency hedge arrangements that were in place to hedge this currency exposure. As a result the Company incurred losses related to the exchange rate fluctuations on the intercompany notes and related derivative instruments (pre-settlement) of approximately $1.0 million for the year ended December 31, 2009. In addition to the losses on the intercompany notes and foreign currency hedge arrangements discussed above, the Company recorded foreign exchange rate gains of approximately $6.3 million in 2009. The foreign exchange gain in 2009 mostly occurred in the first six months of 2009 and was primarily due to the strengthening of the British pound against the Euro and the strengthening of the U.S. dollar against both the British pound and the Euro during that time period.

Income Taxes

The Company recorded a tax benefit at an effective rate of approximately 99.8% in 2010 compared to tax expense at an effective rate of approximately 46.2% in 2009. The tax expense of $887,000 for 2010 includes approximately $90,000 of tax benefit related to the impairment of approximately $6.1 million of goodwill. Additionally, tax benefits were recorded during the year that were previously unrecognized. The tax expense of $13.7 million for 2009 includes $4.4 million in tax expense for the settlement of foreign currency hedges and related intercompany notes and a $1.0 million item for the tax related to the taxable gain from the extinguishment of debt in connection with the open market repurchases. These items are partially offset by a tax benefit recorded in the third quarter of 2009 related to revisions in estimates for certain items related to the Company’s 2008 U.S. federal tax return and an additional tax benefit of approximately $1.0 million recorded during 2009 related to the usage of certain deferred tax assets for which a valuation allowance had been previously recorded.

Discontinued Operations

For the year ended December 31, 2010, discontinued operations accounted for a pre-tax loss of $6.1 million and a corresponding tax benefit of approximately $1.5 million. For the year ended December 31, 2009, the pre-tax loss from discontinued operations was $857 thousand and a tax benefit of $218 thousand.

Net Income (Loss)

Net loss for 2010 was approximately $4.6 million, or $0.31 per diluted share and basic share, compared with net income of approximately $15.2 million, or $1.02 per diluted share and $1.03 per basic share in 2009.

Non-GAAP Operating Income, Net Income and EPS

Non-GAAP operating income, non-GAAP net income and non-GAAP EPS are alternative views of the Company’s performance used by management that the Company is providing because management believes this information enhances investors’ understanding of the Company’s results. Non-GAAP measures exclude certain items because of the nature of these items and the impact that they have on the analysis of underlying business performance and trends. The excluded items are restructuring charges and goodwill impairment. The excluded items are significant components in understanding and assessing financial performance. Therefore, the information on non-GAAP operating income, net income and EPS should be considered in addition to, but not in lieu of, operating income, net income and earnings per share prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Additionally, since non-GAAP measures are not determined in accordance with GAAP, they have no standardized meaning prescribed by GAAP and, therefore, may not be comparable to the calculation of similar measures of other companies.

A reconciliation between GAAP financial measures and non-GAAP financial measures is as follows:

	For the Years Ended
(in thousands except per share data)	December 31,
	2010	2009
Reconciliation of non-GAAP income (loss) from operations:
Income (loss) from operations, as reported	$4,927	$36,431
Restructuring expense	1,487	9,956
Goodwill impairment	6,109	—

Non-GAAP income from operations	$12,523	$46,387

Reconciliation of non-GAAP net income (loss):
Net income (loss), as reported	$(4,559)	$15,237
Restructuring expense, net of tax	1,086	6,671
Goodwill impairment, net of tax	6,019	—

Non-GAAP net income	$2,546	$21,908

Reconciliation of non-GAAP diluted net income (loss) per share:
Net income (loss) per share, as reported	$(0.31)	$1.02
Restructuring expense, net of tax	$0.07	0.44
Goodwill impairment, net of tax	$0.40	—
Non-GAAP net income per share	$0.17	$1.46

Restructuring Expenses

Non-GAAP operating income and non-GAAP net income and EPS exclude restructuring costs, primarily costs related to facility closures and employee severance costs. Restructuring costs have occurred in past periods and may occur in future periods, and therefore should not be considered to be non-recurring. However, management excludes these amounts from non-GAAP operating income and non-GAAP net income and EPS because it believes it is helpful for understanding the Company’s performance.

Goodwill Impairment

For the year ended December 31, 2010, the Company recorded an impairment loss of $7.3 million ($1.2 million was attributable to discontinued operations) in connection with the finalization of the third quarter goodwill impairment analysis, the Company’s annual impairment testing in the fourth quarter and the decision to close the Early Stage operations of its Utrecht, The Netherlands facility. Subsequent to the impairment charge, the Company’s Early Stage segment maintains approximately $11.7 million of goodwill.

Year Ended December 31, 2009 (2009) Compared with Year Ended December 31, 2008 (2008)

Net Service Revenues

Information to be discussed regarding segment net service revenues is outlined in the following table:

	Year Ended December 31,
			$ Increase	% Increase
	2009	2008	(Decrease)	(Decrease)
Net service revenues
Late stage	$370,178	$430,317	$(60,139)	–14.0%
Early stage (a)	27,437	19,971	7,466	37.4%
Support & other (b)	9,037	9,576	(539)	–5.6%

Total net service revenues	$406,652	$459,864	$(53,212)	–11.6%

(a)	The Early Stage segment results for the twelve months ended December 31, 2008 include the June

(acquisition date) through December operating results of DecisionLine.

(b)	Support and Other consists of revenues performed for administrative services.

Net service revenues decreased 14% to $406.7 million for 2009 from $459.9 million in 2008. The changes in currency rates reduced net service revenues by approximately 6% for the year 2009.

Net service revenues in the Late Stage segment decreased approximately 14% to $370.2 million in 2009 compared to $430.3 million in 2008. The declines were driven primarily by changes in foreign currency exchange rates, reductions in the scope of existing projects, cancellations of existing projects and continued delays in the selling cycle, more specifically, advancing contracts from the awarded status to the signed contract status, which prevented the Company from commencing work and revenue generating activities. As mentioned, the Company also experienced a significantly higher than normal cancellation rate on previously awarded studies. The Company believes this situation is the result of biopharmaceutical industry merger and acquisition activity, weakness in the current global economy and reduced access to capital, among other things. Additionally, recent pharmaceutical company mergers as well as reduced prescription drug sales and uncertainty in the global economy delayed customer decisions on previously awarded contracts and slowed the contract signature process as pharmaceutical companies re-evaluated their pipelines and, in the case of newly merged customers, focused on integration efforts rather than future development of products.

Net service revenues in the Early Stage segment increased approximately 37.4%, or $7.5 million to approximately $27.4 million in 2009 compared to $20.0 million in 2008. The majority of this increase is attributable to the Kendle Toronto acquisition as 2009 results contain 12 months of net service revenues from Kendle Toronto compared to 7 months of net service revenues in 2008.

A summary of net service revenues by geographic region for 2009 and 2008 is presented below:

	For the Year Ended
	December 31
			$ Increase	% Increase
	2009	2008	(Decrease)	(Decrease)
North America	$200,866	$229,346	$(28,480)	–12.4%
Europe	147,592	174,300	(26,708)	–15.3%
Latin America	40,830	38,996	1,834	4.7%
Asia-Pacific	17,364	17,222	142	0.8%

Total net service revenues	$406,652	$459,864	$(53,212)	–11.6%

In 2009, the Company experienced a decline in both demand and volume in North America and Europe as the Company’s customers continue to look toward accessing the patient populations in Latin America, Asia-Pacific and other lower cost emerging regions to conduct clinical trials.

Net service revenues from the Company’s top five customers accounted for approximately 28% and 27% of net service revenues in 2009 and 2008 respectively. No customer accounted for more than 10% of total net service revenues for 2009 or 2008.

Reimbursable Out-of-Pocket Revenues/Expenses

Reimbursable out-of-pocket revenues and expenses fluctuate from period to period due primarily to the level of investigator activity in a particular period. Reimbursable out-of-pocket revenues and expenses decreased 33% to $135.2 million in 2009 from $203.5 million in 2008. The decrease is due primarily to a decrease in the number of studies in which the Company is procuring investigator services.

Operating Expenses

	For the Year Ended December 31,
			$ Increase	% Increase
	2009	2008	(Decrease)	(Decrease)
Direct costs	$204,828	$239,356	$(34,528)	–14.4%
Reimbursable out-of-pocket costs	135,224	203,489	(68,265)	–33.5%
SG&A expenses	140,092	150,234	(10,142)	–6.8%
Restructuring expenses	9,956	—	9,956
Depreciation and amortization	15,345	14,812	533	3.6%

Total operating expenses	$505,445	$607,891	$(102,446)	–16.9%

Direct costs decreased in 2009 from 2008 by approximately $34.5 million, or 14.4%. The decrease in direct costs in 2009 is attributable to the decline in net service revenues and headcount reductions and other cost savings initiatives initiated in the second quarter of 2009 as discussed in more detail below.

Additionally, in the fourth quarter of 2008, the Company identified a programming issue unique to one study and one customer that required the Company to rework a large portion of the project and additionally, to bear costs that would, under normal circumstances, be absorbed by the customer. The Company accrued $4.9 million related to these costs in the fourth quarter of 2008. In 2009, as a result of ongoing discussions with the customer and the insurance provider, the Company increased the accrual for direct costs by $2.2 million to a total of $7.1 million and received the insurance claim recovery of $5.0 million. The net reduction in direct costs in 2009 related to this programming issue and the insurance claim recovery was approximately $2.8 million.

Direct costs expressed as a percentage of net service revenues were 50.4% in 2009 compared to 52.0% in 2008. The decrease in direct costs as a percentage of net service revenues in 2009 is due in large part to the fluctuations in the accrual for rework discussed in the preceding paragraph.

Selling, general and administrative (SG&A) expenses decreased in 2009 from 2008 by approximately $10.1 million, or 6.8%. The primary reason for the decrease in SG&A costs relates to the cost savings initiatives undertaken in 2009, as discussed in more detail below. Selling, general and administrative expenses expressed as a percentage of net service revenues were 34.5% in 2009 compared to 32.7% in 2008.

In the second quarter of 2009, the Company commenced several initiatives to optimize its workforce and capacity and to reduce operating expenses. These activities included a reduction of discretionary spending, limiting previously planned headcount additions, delay or elimination of salary merit increases, reduction or elimination of certain other benefits, workforce reductions or furloughs, and other cost savings in an attempt to reduce expenses. The Company recorded a charge in the second quarter of 2009 for severance-related and other expenses (primarily related to facility closures), of approximately $5.8 million. In the third quarter of 2009, the Company revised its estimate of severance costs and expensed an additional $380,000. As a result of these initiatives, the Company realized savings of approximately $20 million in 2009.

In the fourth quarter of 2009, due to continued weakness in new business awards and future net service revenue projections and higher than historical cancellations, the Company committed to additional headcount reductions expected to be initiated during the first quarter of 2010 and recorded a charge in the fourth quarter of 2009 for severance-related expenses of approximately $3.8 million. Because the bulk of the Company’s expenses are typically incurred in the Late Stage and Support and Other reportable segments, the majority of the costs removed from the business also affect those two segments. Headcount was reduced from approximately 4,275 associates at the end of 2008 to 3,640 associates at the end of 2009. This reduction was primarily in the U.S. and Western Europe and is expected to result in savings of approximately $16 to $18 million in 2010. When customer demand increases, the Company will be required to increase staffing to deliver services and all of the estimated savings may not materialize.

Depreciation and amortization expense increased by $0.5 million, from $14.8 million in 2008 to $15.3 million in 2009. The increase is primarily due to a full year of amortization expense in 2009 on a customer relationship asset from the Kendle Toronto acquisition versus seven months in 2008.

Information to be discussed regarding segment operating income is outlined in the below table:

	For the Year Ended December 31,
			$ Increase	% Increase
	2009	2008	(Decrease)	(Decrease)
Operating income (loss)
Late stage	$81,109	$105,140	$(24,031)	–22.9%
Early stage	5,044	4,813	231	4.8%
Support & other	(49,722)	(54,491)	4,769	–8.8%

Total operating income (loss)	$36,431	$55,462	$(19,031)	–34.3%

Income from operations in 2009 declined to $36.4 million, or 9.0% of net service revenues, compared to $55.5 million, or 12.1% of net service revenues in 2008. The overall decline in operating income and operating income as a percentage of net service revenues was primarily due to items discussed in more detail in the preceding paragraphs, including the reduction in net service revenues and the restructuring expense.

Income from operations from Kendle’s Late Stage segment in 2009 was $81.1 million or 21.9% of net service revenues compared to Late Stage income from operations of $105.1 million, or 24.4% of net service revenues in 2008. The decline in the Late Stage operating margin was due primarily to a decline in net service revenues, primarily in the North American and European regions, driven by the decline in new business awards and new contracts, increased cancellations and delays in existing studies leading to decreased utilization of billable associates and excess capacity. Additionally, in 2009 the decline in Late Stage operating margin was due to the accrual of costs related to the workforce capacity optimization as discussed above.

Income from operations from Kendle’s Early Stage segment in 2009 was $5.0 million, or 18.4% of net service revenues compared to Early Stage income from operations of $4.8 million, or 24.1% of net service revenues in 2008.

Other Income/(Expense)

Total other income (expense) was expense of $6.9 million in 2009 compared to expense of $17.2 million in 2008.

The components of Other Income/Expense were as follows for the periods presented:

	For the Year Ended December 31,
	2009	2008	Change
Other income (expense)
Interest income	$579	$760	$(181)
Interest expense	(14,403)	(15,891)	1,488
Gain on extinguishment of debt	2,887	—	2,887
Foreign currency gains / (losses)	5,350	(1,006)	6,356
Other expenses	(1,316)	(1,037)	(279)

Total other income (expense)	$(6,903)	$(17,174)	$10,271

Interest Income

Interest income decreased by approximately $181,000 in 2009 due to lower returns on the invested cash.

Interest Expense

The primary component of interest expense is related to the Company’s 3.375% Convertible Notes issued in June 2007. The Company adopted new accounting guidance related to convertible debt effective January 1, 2009 as it relates to this issuance and as required by the new guidance has retrospectively adjusted the prior periods for the effects of the new guidance.

For 2009, the amount of interest expense recognized for the contractual interest rate was $6.1 million and the amount recognized for discount amortization was $6.5 million for a total of $12.6 million. Additionally, $1.3 million of interest expense was recognized for amortization of deferred issuance costs related to the Convertible Notes and the Company’s credit facility. For 2008, the amount of interest expense recognized for the contractual interest rate was $6.8 million and the amount recognized for discount amortization was

$6.6 million for a total of $13.4 million. Additionally, $1.2 million of interest expense was recognized for amortization of deferred issuance costs related to the Convertible Notes and the Company’s credit facility. The decline in interest expense in 2009 is due to the open market repurchases during the year of a portion of the convertible notes outstanding.

Gain on Extinguishment of Debt

During 2009, the Company repurchased in several transactions on the open market $45.5 million in par value of Convertible Notes for cash in the amount of $36.5 million. The carrying value of these Convertible Notes at the time of repurchase was approximately $40.0 million and a pretax gain on extinguishment of debt of approximately $2.9 million was recorded. As part of the repurchase transactions, the proportionate share of debt issuance costs in the amount of $840,000 was included in the determination of the gain amount and was written off.

See also the Liquidity and Capital Resources section.

Foreign Currency

In the first quarter of 2007, the Company entered into foreign currency hedge arrangements to hedge foreign currency exposure related to intercompany notes outstanding. The hedging transactions were designed to mitigate the Company’s exposure related to two intercompany notes between the Company’s U.S. subsidiary, as lender, and the Company’s subsidiary in each of the United Kingdom and Germany. The derivative arrangements were not designated for hedge accounting treatment and mark to market adjustments on these arrangements were recorded in the Company’s Consolidated Statements of Operations.

In the first quarter of 2009, the Company eliminated a substantial portion of the note payable between the U.S. subsidiary and the U.K. subsidiary, referenced above, and the entire amount of the note payable between the U.S. subsidiary and German subsidiary. In connection with these transactions, the Company also terminated its foreign currency hedge arrangements referenced in the preceding paragraph.

In 2009, losses related to the exchange rate fluctuations on the intercompany notes and related derivative instruments (pre-settlement) were approximately $1.0 million compared to gains of approximately $2.4 million in 2008 on the intercompany notes and derivatives instruments.

In addition to the gains on the intercompany notes and foreign currency hedge arrangements discussed above, the Company recorded foreign exchange rate gains of approximately $6.3 million in 2009 compared to losses of approximately $3.4 million in 2008. The foreign exchange gain in 2009 mostly occurred in the first six months of 2009 and was primarily due to the strengthening of the British pound against the Euro and the strengthening of the U.S. dollar against both the British pound and the Euro during that time period. As mentioned below, the Company has implemented procedures intended to mitigate the impact of foreign currency exchange rate fluctuations and those procedures have helped to reduce the impact in the second half of 2009. The foreign exchange losses in 2008 were due primarily to the weakening of the British pound against the Euro as the Company had a large amount of euro denominated payables in countries that have a functional currency of the British pound.

The exchange rate transaction gains and losses typically occur when the Company holds assets and/or liabilities in a currency other than the functional currency of the reporting location. Due to uncertainties regarding the timing of and currencies involved in the majority of the Company’s foreign exchange rate transactions, it is impracticable to implement hedging instruments to match the Company’s foreign currency inflows and outflows. In 2009, the Company implemented procedures intended to mitigate the impact of foreign currency exchange rate fluctuations including an intercompany procedure to allow for regular settlement of intercompany balances. The Company will continue to evaluate ways to mitigate the risk of this impact in the future.

Income Taxes

The Company recorded tax expense at an effective rate of approximately 46.2% in 2009 compared to approximately 42.2% in 2008. The tax expense of $13.7 million for 2009 includes $4.4 million in tax expense for the settlement of foreign currency hedges and related intercompany notes and a $1.0 million item for the tax related to the taxable gain from the extinguishment of debt in connection with the open market repurchases. These items are partially offset by a tax benefit recorded in the third quarter of 2009 related to revisions in estimates for certain items related to the Company’s 2008 U.S. federal tax return and an additional tax benefit of approximately $1.0 million recorded during 2009 related to the usage of certain deferred tax assets for which a valuation allowance had been previously recorded. In 2008, the Company recorded an additional tax benefit of approximately $3.3 million related to the recognition of tax benefits that were previously unrecognized in accordance with accounting guidance related to accounting for uncertainty in income taxes.

Discontinued Operations

For the year ended December 31, 2009, the pre-tax loss from discontinued operations was $857 thousand and a tax benefit of $218 thousand. For the year ended December 31, 2008, discontinued operations accounted for pre-tax income of approximately $1.4 million and a corresponding tax expense of approximately $.3 million.

Net Income

Net income for 2009 was approximately $15.2 million, or $1.02 per diluted share and $1.03 per basic share.

Net income for 2008 was approximately $23.1 million, or $1.54 per diluted share and $1.57 per basic share.

Liquidity and Capital Resources

The Company had cash and cash equivalents of approximately $21.2 million at December 31, 2010 compared to approximately $52.1 million at December 31, 2009. In 2010, cash and cash equivalents decreased by $30.9 million primarily as a result of cash used in investing and financing activities of $19.6 million and $11.8 million, respectively, offset slightly by cash provided from operating activities. Foreign exchange rates negatively impacted cash and cash equivalents by approximately $0.4 million. In addition, the Company has restricted cash of approximately $0.9 million at December 31, 2010 compared with $1.1 million at December 31, 2009, which represents cash received from customers that is held in a separate Company bank account and available for use only for specific project-related expenses, primarily investigator fees, upon authorization from the customer. Because this restricted cash is directly related to operation of the Company’s business, the activity is included in operating cash flows as opposed to financing cash flows.

Net cash provided by operating activities for the year consisted primarily of a net loss of $4.6 million adjusted for noncash expenses of $20.6 million primarily related to depreciation and amortization, debt issuance cost amortization, and goodwill impairment charges, partially offset by the noncash changes in deferred income taxes and unrealized gains in foreign exchange for the year ended December 31, 2010. Additional uses of operating cash resulted from decreases in advanced billings and accrued liabilities primarily as a result of lower revenue volumes in 2010, offset partially by the net collections of accounts receivable. In 2009, changes in operating assets and liabilities provided net cash in the amount of $10.5 million, driven by collections of accounts receivable as well as receipt of cash payments totaling $4.5 million for tenant improvement allowances as per the terms of the lease for the Company’s headquarters. Fluctuations in accounts receivable and advance billings occur on a regular basis as services are performed, milestones or other billing criteria are achieved, invoices are sent to customers and payments for outstanding accounts receivable are collected from customers. Accounts receivable, net of advance billings, decreased from $49.1 million at December 31, 2009, to $48.1 million at December 31, 2010.

Cash flows used for investing activities for the year ended December 31, 2010 included the use of approximately $17.3 million for property and equipment additions and $2.4 million for the final payment on a prior acquisition. Cash flows used for investing activities for the year ended December 31, 2009 included the use of $19.0 million for property and equipment additions and $2.9 million for acquisition of businesses (primarily partial payment of accrued contingent consideration) combined with the receipt of $17.3 million from the termination of the existing hedge agreements.

Cash flows used in financing activities for the year ended December 31, 2010 were $11.8 million, of which $11.1 million was used to repurchase $12.0 million in par value of the Company’s Convertible Notes on the open market. Cash flows used in financing activities for the year ended December 31, 2009 were $36.9 million, of which $36.5 million was used to repurchase $45.5 million in par value of the Company’s Convertible Notes on the open market.

Cash used for capital expenditures of $17.3 million, $19.0 million, $27.1 million in 2010, 2009, and 2008, respectively was primarily related to information technology initiatives.

In March 2010, the Company terminated its prior credit agreement and entered into a new credit agreement (the “Facility”). The Facility is comprised of a $35 million revolving loan commitment, with up to $10 million of such commitment available for issuance of letters of credit and up to $5 million of such commitment available for same-day swing line loans. At the Company’s request and with the consent of the current lender or additional lenders, the total commitment may be increased by, or incremental term loans be obtained for, up to an additional $15 million. At the Company’s election, loans under the Facility are available either at (i) an adjusted base rate plus an applicable margin; or (ii) an adjusted LIBOR rate plus an applicable margin. The applicable margin for each interest rate is calculated in accordance with the terms of the Facility.

The Facility, as amended on April 27, 2010, matures on March 31, 2015. Before this amendment, the Facility had the potential for accelerated maturity on January 15, 2012 in the event that five percent (5%) or more of the currently outstanding principal amount of the Convertible Notes discussed below had not been redeemed or repaid in full on or prior to January 15, 2012. The Facility was amended again on January 21, 2011 (Amendment No. 2) to increase the “Total Leverage Ratio” for certain periods and also contemplates certain additional add-backs to “Consolidated EBITDA” for certain cash and non-cash charges.

Borrowings under the Facility are collateralized by substantially all of the Company’s assets pursuant to the terms of a Pledge and Security Agreement. The Facility contains various affirmative and negative covenants including those regarding limitations on the Company’s ability to incur certain indebtedness, limitations on certain investments, limitations on capital expenditures in any fiscal year and limitations on certain acquisitions and asset sales outside the ordinary course of business as well as financial covenants regarding limitations on the Company’s total leverage ratio, senior secured leverage ratio and interest coverage ratio. The Company is in compliance with the covenants as of December 31, 2010.

The Company also maintains an existing $5.0 million Multicurrency Facility that is renewable annually and is used in connection with the Company’s European operations.

In July, 2007, the Company issued $200 million of five-year Convertible Notes with a maturity date of July 15, 2012. The Convertible Notes bear interest at an annual rate of 3.375%, payable semi-annually in arrears on January 15 and July 15 of each year. The Convertible Notes are convertible at the option of the holder into cash and, if applicable, shares of the Company’s common stock at an initial conversion price of $47.71 per share (approximating 20.9585 shares per $1,000 principal amount of the Convertible Notes), upon the occurrence of certain events. In addition, upon events defined as a “fundamental change” under the Convertible Note Indenture, holders of the Convertible Notes may require the Company to repurchase the Convertible Notes. If upon the occurrence of such events in which the holders of the Convertible Notes exercise the conversion provisions of the Convertible Notes, the Company will need to remit the principal balance of the Convertible Notes to the holders in cash. As such, the Company would be required to classify the entire amount outstanding of the Convertible Notes as a current liability in the following quarter. The evaluation of the classification of amounts outstanding associated with the Convertible Notes occurs every quarter. As of December 31, 2010 and 2009, the Convertible Notes are classified as long-term in the accompanying Consolidated Balance Sheets.

Concurrent with the sale of the Convertible Notes, the Company purchased convertible bond hedges from two counterparties which are designed to mitigate potential dilution from the conversion of the Convertible Notes in the event that the market value per share of the Company’s common stock at the time of exercise is greater than approximately $47.71. In addition, the Company issued warrants to the counterparties that could require the Company to issue shares of the Company’s common stock at a strike price of $61.22 per share. The Convertible Note hedge and warrant transactions generally have the effect of increasing the conversion price of the Convertible Notes to approximately $61.22 per share of Kendle common stock, representing approximately a 70% premium based on the closing sale price as reported on The NASDAQ Global Market on July 10, 2007, of $36.01 per share.

In 2010, the Company repurchased $12.0 million in par value of its Convertible Notes on the open market for cash of $11.1 million. The amortized carrying value of these repurchased notes was $10.8 million and a non-cash net loss of $71,000 was recorded. As part of the repurchase transaction, the proportionate share of debt issuance costs in the amount of $154,000 was written off. This transaction is expected to result in reduced cash interest expense and non-cash discount amortization of $2.0 million over the remaining term of the Convertible Notes. Of the consideration paid to repurchase the Convertible Notes, $348,000 was allocated to the equity component. This is considered to be a reacquisition of a portion of the equity component of the Convertible Notes and as such is recorded as a reduction of additional paid in capital.

As of December 31, 2010, $142.5 million in par value was outstanding under the Convertible Notes, no amounts were outstanding under the revolving credit portion of the Facility that the Company maintained and no amounts were outstanding under the Multicurrency Facility. The Company did draw on the Facility for short periods of time in the third and fourth quarters of 2010 to cover operational cash flow needs resulting primarily from temporary billing delays related to the ERP implementation, promptly repaying each advance. The maximum amount outstanding at any point was $3 million and the average daily amount outstanding for the second half of 2010 was $250,000. The weighted average interest rate paid on these advances was 5.76%.

The Company’s primary cash needs on both a short-term and long-term basis are for the payment of salaries and fringe benefits, hiring and recruiting expenses, business development costs, capital expenditures, acquisitions and facility-related expenses. The Company believes that its existing capital resources, together with cash flows from operations and borrowing capacity under the Facility and the Multicurrency Facility, will be sufficient to meet its foreseeable cash needs for both the short and long term.

The Company has not historically experienced regular liquidity or collections issues with the large majority of its customers. However, the Company does have contracts with biotechnology and small pharmaceutical companies, some of which are dependent upon external financing to fund their contractual commitments. The Company is continuing to monitor the financial status of its customers.

As more of the Company’s revenues are generated in locations other than the U.S., repatriation of those cash flows in a tax efficient manner is increasingly challenging. The Company is in the process of revising its internal transfer pricing methodologies to align with its current operational model with the goal of future tax savings as a result of increased utilization of existing tax attributes.

In the future, the Company will continue to consider the acquisition of businesses to enhance its service offerings, therapeutic base and global presence. Any such acquisitions may require additional external financings and the Company may, from time to time, seek to obtain funds from public or private issuances of equity or debt securities. There can be no assurance that such financings will be available on terms acceptable to the Company.

Contractual Obligations

Future minimum payments for all contractual obligations for years subsequent to December 31, 2010 are as follows:

(in thousands)	Year 2011	Years 2012-2013	Years 2014-2015	Years After 2016	Total
Capital lease obligations (including interest)	$35	$—	$—	$—	$35
Operating Leases	17,127	26,195	17,136	17,974	78,432
Debt payments (1)	—	142,500	—	—	142,500
Interest on debt (2)	4,809	2,605	—	—	7,414
FIN 48 obligation, including interest and penalties(3)	—	—	—	—	—

Total	$21,971	$171,300	$17,136	$17,974	$228,381

Short-term obligations arising in the ordinary course of business are excluded from the above table.

(1)	Under the terms of the Convertible Notes, the Convertible Notes are convertible into shares of the Common Stock
upon	the occurrence of various factors described in the Liquidity and Capital Resources section of Management’s
Discussion	and Analysis. The above table assumes no conversion with the remaining principal amount of the
Convertible	Notes paid at the maturity date of July 15, 2012.

(2)	The interest rate used in the calculation of interest was 3.375% which represents the cash coupon obligation.

(3)	FIN 48 obligations of $1.1 million (including interest) have not been reflected in the above table due to the inherent uncertainty
as	to the amount and timing of settlement, which is contingent upon the occurrence of possible future events,
such	as examinations and determinations by various tax authorities.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates and assumptions that affect the reported Consolidated Financial Statements for a particular period. Actual results could differ from those estimates.

Revenue Recognition

A portion of the Company’s net service revenues are based on fixed-price contracts calculated on a proportional performance basis (also referred to herein as “percentage-of-completion”) based upon assumptions regarding the estimated total costs for each contract. The Company also recognizes revenue under units-based contracts by multiplying units completed by the applicable contract per-unit price. Additionally, work is performed under time-and-materials contracts, recognizing revenue as hours are worked based on the hourly billing rate for each contract.

Percentage-of-Completion

With respect to certain fixed price contracts, costs are incurred for performance of each contract and compared to the estimated budgeted costs for that contract to determine a percentage of completion on the contract. The percentage of completion is then multiplied by the contract value to determine the amount of revenue recognized. The contract value equals the value of the services to be performed under the contract as determined by aggregating the labor hours estimated to be incurred to perform the tasks in the contract at the agreed rates. Contract value excludes the value of third-party and other pass-through costs. As the work progresses, original estimates might be changed as a result of management’s regular contract review process.

Management regularly reviews the budget on each contract to determine if the budgeted costs accurately reflect the costs that the Company will incur for contract performance. The Company reviews each contract’s performance to date, current cost trends and circumstances specific to each contract. The Company estimates its remaining costs to complete the contract based on a variety of factors, including:

•	Actual costs incurred to date and the work completed as a result of incurring the actual costs;

•	The remaining work to be completed based on the timeline of the contract as well as the number of incomplete tasks in the contract; and

•	Factors that could change the rate of progress of future contract performance.

Examples of factors included in the review process that could change the rate of progress of future contract performance are: patient enrollment rate, changes in the composition of staff on the project or other customer requirements, among other things.

Based on these contract reviews, the Company adjusts its cost estimates. Adjustments to net service revenue resulting from changes in cost estimates are recorded on a cumulative basis in the period in which the revisions are made. When estimates indicate a loss, such loss is provided in the current period in its entirety. While the Company routinely adjusts cost estimates on individual contracts, the Company’s estimates and assumptions historically have been accurate in all material respects in the aggregate. The Company expects the estimates and assumptions to remain accurate in all material respects in the aggregate in future periods.

A contract amendment, which results in revisions to net service revenues and cost estimates, is recognized in the percentage-of-completion calculations beginning in the period in which the parties reach written agreement to the amendment (see also Company Overview section of MD&A for a description of the contract amendment process). Historically, the aggregate value of contract amendments signed in any year represents approximately 15% to 20% of annual sales. Although the majority of the Company’s contract amendments relate to future services, the Company and its customers may execute contract amendments for services that the Company already has performed. In these circumstances, net service revenue from past services performed is recognized in the current period. Historically, the impact of such amendments on results of operations has not been material.

Under the Company’s policy, project teams are not authorized to engage in tasks outside the scope of the contract without prior management approval. In limited situations, management may authorize the project team to commence work on activities outside the contract scope while the Company and its customer negotiate and finalize the contract amendment. When work progresses on unsigned, unprocessed contract amendments, the Company reviews the direct costs incurred, and, where significant defers such costs on the balance sheet. In addition, the impact of such costs on the estimates to complete is considered and, where material, the estimates are adjusted. Historically, neither the deferred costs nor the impact on estimates have been material.

The Company believes that total costs constitute the most appropriate indicator of the performance of fixed price contracts because the costs relate primarily to the amount of labor hours incurred to perform the contract. The customer receives the benefit of the work performed throughout the contract term and is obligated to pay for services once performed. Accordingly, the Company believes that an input measure of cost is a reasonable surrogate for an output measure under the proportional performance model and is consistent with the revenue recognition concepts issued by the SEC.

Units-Based

The Company has seen increasing demand from its customers to move to a units-based contract methodology in new contracts and a majority of the Company’s net service revenues are based on a units methodology. It is the Company’s intent to structure more of its contracts under a units-based methodology for calculating net service revenues so the Company expects the percentage of contracts under which net service revenues are recognized using units-based methodology to continue to increase in future periods. Under a units-based contract methodology, amounts recognized as net service revenues are calculated based on units completed in the period multiplied by a unit value or selling price that is outlined in the contract.

For a units-based contract, a typical unit could include such things as completion of a monitoring visit, monthly site management units or case report form pages entered. The Company tracks the units completed for each unit category included in the contract. Net service revenue is recognized monthly based on the units actually completed in the period at the agreed upon unit value or selling price. Net service revenue is recognized only up to the number of units contained in each contract. If the Company completes or expects to complete units over and above the number of units initially estimated and contained in the contract, a contract amendment is generated to reflect the additional units needed.

A contract amendment, which results in revisions to net service revenues and expected units or unit values, is recognized in the unit-based net service revenue calculations beginning in the period in which the parties agree to the amendment (see also Company Overview section of MD&A for a description of the contract amendment process).

The Company believes that under certain types of contracts the value of the work performed is best captured by calculating net service revenues using the value of units completed. The Company believes that units-based revenue recognition is consistent with the revenue recognition concepts issued by the SEC.

As the Company provides services on projects, it also incurs third-party and other pass-through costs, which are reimbursable by its customers pursuant to the contract. The revenues and costs from these third-party and other pass-through costs are reflected in the Company’s Consolidated Statements of Operations under the line items titled “Reimbursable out-of-pocket revenues” and “Reimbursable out-of-pocket costs”, respectively.

Direct Costs

Direct costs consist of compensation and related fringe benefits for project-related associates, unreimbursed project-related costs and an allocated portion of indirect costs, which primarily includes facilities-related costs and information systems costs. Labor costs represent over 80% of total direct costs with the allocated portion of indirect costs and other expenses representing the remainder. To determine the allocated portion of indirect costs, the Company calculates an allocation percentage based on the relationship between billable associate salaries and total salaries. The remaining indirect costs are allocated to SG&A.

Because the Company’s business is labor intensive, direct costs historically have increased with an increase in net service revenues. The Company, however, has not experienced any material variations in the relationship between direct costs and net service revenues for the fiscal years ended 2010, 2009, and 2008. The following factors, among others, may cause direct costs to decrease as a percentage of net service revenues:

•	Higher utilization rates for billable employees; and

•	The ability to complete contracted work more efficiently than estimated by the Company.

The following factors, among others, will cause direct costs to increase as a percentage of net service revenues:

•	The occurrence of cost overruns from increased time to complete contract performance;

•	Lower utilization rates for billable employees;

•	Increased costs due to higher-paid employees or contractors performing contract services; and

•	Pricing pressure from increased competition.

Other Costs

Selling, general and administrative expenses consist of compensation and related fringe benefits for sales and administrative employees and professional services, as well as unallocated costs related to facilities, information systems and other costs.

Depreciation and amortization expenses consist of depreciation and amortization costs recorded on a straight-line method over the estimated useful life of the property or equipment and internally developed software. Finite-lived intangible assets are generally amortized on an accelerated basis based on the discounted cash flow calculations used in the valuation of the asset.

Accounts Receivable/Allowance for Doubtful Accounts

Billed accounts receivable represent amounts for which invoices have been issued to customers. Unbilled accounts receivable are amounts recognized as revenue for which invoices have not yet been issued to customers. Advance billings represent amounts billed or payment received for which revenues have not yet been earned. The Company maintains an allowance for doubtful accounts receivable based on historical evidence of accounts receivable collections and specific identification of accounts receivable that might pose collection problems. The bad debt reserve is monitored on a regular basis and adjusted as circumstances warrant. The Company’s allowance for doubtful accounts has been sufficient to cover any bad debt write-offs. The Company will continue to monitor its bad debt exposure and adjust bad debt reserves as necessary.

If the Company is unable to collect all or part of its outstanding receivables, there could be a material impact to the Company’s Consolidated Statements of Operations or financial position.

Goodwill and Intangible Assets

The Company analyzes goodwill and other finite-lived intangible assets to determine any potential impairment loss annually in the fourth quarter, unless conditions exist that require an updated analysis on an interim basis. A fair value approach is used to test goodwill for impairment. The fair value approach compares estimates related to the fair value of the reporting unit with the unit’s carrying amount, including goodwill. The fair value is determined using both the market approach and the income approach which consists of projected discounted cash flows. If the carrying amount of the reporting unit exceeds the fair value, the amount of the impairment loss must be measured. The Company has five reporting units that are tested for impairment: Early Stage, and the four Late Stage reporting units consisting of: Clinical and Data Monitoring; Project Management and Late Phase Services; Regulatory, Site and Medical Affairs; and Biostatistics and Statistical Programming. Reporting units are defined as the components of operating segments for which discrete financial information is available and regularly reviewed by management.

Due to the inconsistent nature of the Early Stage business, both within the Company and the industry, during the third quarter of 2010 the Company commenced an evaluation of strategic alternatives for the Early Stage segment. Based upon this review and other triggering events, the Company began, but was unable to complete its goodwill impairment analysis, this was completed during the fourth quarter. Also during the fourth quarter, in addition to conducting its annual impairment analysis for both the Early and Late Stage segments, the Company made a decision to close the Early Stage portion of its operations in Utrecht, The Netherlands. As a result of the above events the Company recorded a goodwill impairment charge of $7.3 million ($1.2 million is attributable to discontinued operations) for its Early Stage segment in the fourth quarter of 2010. At December 31, 2009 the fair value of the Early Stage segment exceeded the carrying value, resulting in no goodwill impairment charge.

At December 31, 2010 and 2009, the fair value of all Late Stage reporting units exceeded the carrying value, resulting in no goodwill impairment charge. At December 31, 2010 the fair value of each Late Stage reporting unit exceeded the carrying value by the following approximate percentages: Regulatory, Site and Medical Affairs – greater than 100%; Project Management & Late Phase – 21%; Clinical and Data Monitoring – 2% and Biostatistics and Statistical Programming – 44%.

The estimate of fair value is inherently subjective and requires the Company to make a number of assumptions and projections. These assumptions and projections relate to revenue growth rates, profit margin percentages, discount rates, perpetuity growth rates, future capital expenditures and future market conditions, among other things. The most significant assumptions are revenue, and operating margin growth rates, as well as the discount rate. The use of different assumptions could increase or decrease estimated discounted future cash flows and may affect the results of the Company’s impairment analysis. The growth rates are forward looking and by their nature are uncertain. The Company may or may not be able to achieve the estimated growth rates and/or margin rates.

Internally Developed Software

Pursuant to the accounting guidance related to the capitalization of software developed or obtained for internal use, the Company capitalizes costs incurred to internally develop software used primarily in the Company’s proprietary clinical trial and data management systems, and amortizes these costs over the useful life of the product, not to exceed five years. Internally developed software represents software in the application development stage, and there is no assurance that the software development process will produce a final product for which the fair value exceeds its carrying value. Internally developed software is an intangible asset subject to impairment write-downs whenever events indicate that the carrying value of the software may not be recoverable. As with other long-lived assets, this asset is reviewed at least annually to determine the appropriateness of the carrying value of the asset and the estimated useful lives. Assessing the fair value of the internally developed software requires estimates and judgment on the part of management. As discussed in Note 1 to the Consolidated Financial Statements, internally developed software is amortized over its estimated useful life of five years. The Company believes the useful life established remains reasonable.

Tax Valuation Allowance and Tax Liabilities

The Company follows the guidance related to accounting for uncertainties in income taxes. This guidance requires significant judgment in determining what constitutes an individual tax position as well as assessing the outcome of each tax position. Changes in judgments as to recognition or measurement of tax positions can materially affect the estimate of the effective tax rate, and, consequently, the Company’s operating results. The Company considers many factors when evaluating and estimating tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. In addition, the calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions. At December 31, 2010, the Company has recorded a gross liability for uncertain income tax positions of $1.1 million (including interest). If events occur and the payment of these amounts ultimately proves to be unnecessary, the reversal of liabilities would result in tax benefits being recognized in the period when it is determined the liabilities are no longer necessary. If the calculation of liability related to uncertain tax positions proves to be more or less than the ultimate assessment, a tax expense or benefit to expense, respectively, would result.

The Company provides for income taxes on all transactions that have been recognized in the Consolidated Financial Statements in accordance with accounting guidance related to accounting for income taxes. Specifically, the Company estimates its tax liability based on current tax laws in the statutory jurisdictions in which it operates. Because the Company conducts business on a global basis, its effective tax rate has and will continue to depend upon the geographic distribution of its pre-tax earnings (losses) among jurisdictions with varying tax rates. These estimates include judgments about deferred tax assets and liabilities resulting from temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. The Company has assessed the realization of deferred tax assets and a valuation allowance has been established based on an assessment that it is more likely than not, that realization cannot be assured. The ultimate realization of this tax benefit is dependent upon the generation of sufficient pretax income in the respective tax jurisdictions. If estimates prove inaccurate or if the tax laws change unfavorably, significant revisions in the valuation allowance may be required in the future.

Stock-based Compensation

The Company follows the guidance related to accounting for share-based payments. The Company generally uses the straight-line method of recording compensation expense relative to share-based payment, unless awards have graded vesting features and the expense recorded under the straight-line method is not adequate. In those situations, compensation cost is recognized separately over each tranche. Stock-based compensation expense is recorded primarily in general and administrative expenses in the Company’s Consolidated Statements of Operations as the majority of the stock option expense relates to options granted to executives.

If factors change and the Company employs different assumptions in the calculation of stock-based compensation in future periods, the compensation expense that the Company records may differ significantly from the expense recorded in the current period.

New Accounting Pronouncements

For a discussion of New Accounting Pronouncements, see Note 1 to the Company’s Consolidated Financial Statements.

Cautionary Statement for Forward-Looking Information

Certain statements contained in this Annual Report on Form 10-K that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies and possible future action which the Company intends to pursue to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors.

Factors that could cause actual performance to differ materially from these forward-looking statements include those Risk Factors set forth in Item 1A of this Annual Report on Form 10-K.

ITEM 7A.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rates

The Company is exposed to changes in interest rates on any amounts outstanding under the Facility and Multicurrency Facility. At December 31, 2010, no amounts were outstanding under the Facility or the Multicurrency Facility.

Foreign Currency

The Company operates on a global basis and is therefore exposed to various types of currency risks. Two specific transaction risks arise from the nature of the contracts the Company executes with its customers. From time to time contracts are denominated in a currency different than the particular local currency. This contract currency denomination issue is applicable only to a portion of the contracts executed by the Company. The first risk occurs as revenue recognized for services rendered is denominated in a currency different from the currency in which the subsidiary’s expenses are incurred. As a result, the subsidiary’s net service revenues and resultant net income or loss can be affected by fluctuations in exchange rates.

The second risk results from the passage of time between the invoicing of customers under these contracts and the ultimate collection of customer payments against such invoices. Because the contract is denominated in a currency other than the subsidiary’s local currency, the Company recognizes a receivable at the time of invoicing at the local currency equivalent of the foreign currency invoice amount. Changes in exchange rates from the time the invoice is prepared until the payment from the customer is received will result in the Company receiving either more or less in local currency than the local currency equivalent of the invoice amount at the time the invoice was prepared and the receivable established. This difference is recognized by the Company as a foreign currency transaction gain or loss, as applicable, and is reported in Other income (expense) in the Consolidated Statements of Operations.

A third type of transaction risk arises from transactions denominated in multiple currencies between any two of the Company’s various subsidiary locations. For each subsidiary, the Company maintains an intercompany receivable and payable, which is denominated in multiple currencies. Changes in exchange rates from the time the intercompany receivable/payable balance arises until the balance is settled or measured for reporting purposes, results in exchange rate gains and losses. This intercompany receivable/payable arises when work is performed by a Kendle location in one country on behalf of a Kendle location in a different country under contract with the customer. Additionally, there are occasions when funds are transferred between subsidiaries for working capital purposes. Where possible, the Company settles these intercompany balances frequently to reduce this exposure. The foreign currency transaction gain or loss is reported in Other Income (Expense) in the Consolidated Statements of Operations.

In 2010, the Company recorded total foreign exchange gains of $8.9 million compared to gains of approximately $6.3 million in 2009 related to the risks described above.

The Company’s Consolidated Financial Statements are denominated in U.S. dollars. Accordingly, changes in exchange rates between the applicable foreign currency and the U.S. dollar will affect the translation of each foreign subsidiary’s financial results into U.S. dollars for purposes of reporting the Consolidated Financial Statements. The Company’s foreign subsidiaries’ functional currency is the local currency, accordingly those subsidiaries translate their financial results from local currency into U.S. dollars as follows: income statement accounts are translated at average exchange rates for the period; balance sheet asset and liability accounts are translated at end of period exchange rates; and equity accounts are translated at historical exchange rates. Translation of the balance sheet in this manner affects the shareholders’ equity account referred to as the foreign currency translation adjustment account. This account exists only in the foreign subsidiaries’ U.S. dollar balance sheet and is necessary to keep the foreign subsidiaries’ balance sheet stated in U.S. dollars in balance. Cumulative foreign currency translation adjustments, which are reported as a separate component of Shareholders’ Equity, were approximately $20.8 million and $22.2 million at December 31, 2010 and 2009, respectively.

Foreign Currency Hedges

In 2007, the Company entered into foreign currency hedging transactions to mitigate exposure in movements between the U.S. dollar and British Pounds Sterling and U.S dollar and Euro. The hedging transactions were designed to mitigate the Company’s exposure related to two intercompany notes between the Company’s U.S. subsidiary, as lender, and the Company’s subsidiaries in each of the United Kingdom and Germany. The hedge agreements were not designated for hedge accounting treatment under accounting guidance related to derivatives and all changes in the fair market value of the hedge were recorded in the Company’s Consolidated Statements of Operations.

The note between the Company’s U.S. subsidiary and United Kingdom subsidiary is denominated in Pounds Sterling and was substantially settled in January 2009, at this time the hedge agreement related to this loan was terminated resulting in $17.3 million of cash proceeds. The Company recorded foreign exchange gains of $997,000 related to the Pound Sterling loan in 2009. Prior to the termination of the Pound Sterling hedge in January 2009, the Company recorded foreign exchange losses of $1.3 million.

The note between the Company’s U.S. subsidiary and German subsidiary was denominated in Euros and repaid in full in March 2009, and the related hedge agreement was terminated at the same time. Foreign exchange losses of $1.5 million and gains of $741,000 were recorded related to the Euro note and the Euro hedge agreement, respectively, prior to their repayment and termination in March 2009.

ITEM 8.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Financial Statements and Supplementary Data called for by this Item are set forth in pages F-1 to F-32, which are incorporated herein by reference.

Kendle International Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Kendle International Inc.

Cincinnati, Ohio

We have audited the accompanying consolidated balance sheets of Kendle International Inc. and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Kendle International Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 16 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for the effects of the Company’s decision to discontinue its Early Stage operations in The Netherlands.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 16, 2011, not included herein, expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, OH
March 16, 2011

(June 21, 2011 as to Note 16)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

For the Years Ended December 31,	2010	2009	2008
Net service revenues	$329,419	$406,652	$459,864
Reimbursable out-of-pocket revenues	114,493	135,224	203,489

Total revenues	443,912	541,876	663,353
Costs and expenses:
Direct costs	168,983	204,828	239,356
Reimbursable out-of-pocket costs	114,493	135,224	203,489
Selling, general and administrative	131,940	140,092	150,234
Depreciation and amortization	15,973	15,345	14,812
Restructuring expenses	1,487	9,956	—
Goodwill impairment	6,109	—	—

Total costs and expenses	438,985	505,445	607,891
Income (loss) from operations	4,927	36,431	55,462
Other income (expense):
Interest income	144	579	760
Interest expense	(11,949)	(14,403)	(15,891)
Gain on extinguishment of debt	—	2,887	—
Other	7,767	4,034	(2,043)

Total other income (expense)	(4,038)	(6,903)	(17,174)
Income (loss) before income taxes	889	29,528	38,288
Income tax provision (benefit)	887	13,652	16,161

Income (loss) from Continuing Operations, net of tax	2	15,876	22,127
Income (loss) from Discontinued Operations, net of tax	(4,561)	(639)	1,016

Net income (loss)	$(4,559)	$15,237	$23,143

Income (loss) per share data:
Basic Income (loss) per share:
Income (loss) from continuing operations	$0.00	$1.07	$1.50
Income (loss) from discontinued operations	$(0.31)	$(0.04)	$0.07
Basic income (loss)	$(0.31)	$1.03	$1.57

Diluted Income (loss) per share:
Income (loss) from continuing operations	$0.00	$1.06	$1.48
Income (loss) from discontinued operations	$(0.31)	$(0.04)	$0.07
Diluted income (loss)	$(0.31)	$1.02	$1.54

Weighted average shares
Basic	14,907	14,862	14,751
Diluted	14,907	14,992	14,993

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

(in thousands except share data)	As of December 31,
	2010	2009

Assets
Current assets:
Cash and cash equivalents	$21,217	$52,103
Restricted cash	881	1,112
Accounts receivable, net	105,586	125,287
Deferred tax asset - current	7,876	8,147
Other current assets	24,665	20,676

Total current assets	160,225	207,325
Property and equipment, net	56,898	53,539
Goodwill	236,189	243,589
Other intangible assets, net	11,808	15,164
Long-term deferred tax asset	17,929	12,716
Other assets	6,862	7,390

Total assets	$489,911	$539,723

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of obligations under capital leases	$34	$52
Trade payables	18,187	14,928
Advance billings	57,525	76,202
Other accrued liabilities	42,265	59,667

Total current liabilities	118,011	150,849
Obligations under capital leases, less current portion	—	34
Convertible notes, net	133,082	138,308
Deferred income taxes liabilities	2,872	7,508
Non-current income taxes payable	1,110	1,872
Other liabilities	3,989	5,105

Total liabilities	259,064	303,676
Commitments and contingencies
Shareholders’ equity:
Preferred stock—no par value; 100,000 shares authorized; none issued and outstanding
Common stock—no par value; 45,000,000 shares authorized;
14,955,259 and 14,912,327 shares issued and 14,932,207 and 14,889,275 outstanding at December 31, 2010 and 2009, respectively	75	75
Additional paid-in capital	181,308	180,534
Retained earnings	29,177	33,736
Accumulated other comprehensive income:
Foreign currency translation adjustment	20,779	22,194
Less: Cost of common stock held in treasury, 23,052 shares at
December 31, 2010 and 2009, respectively	(492)	(492)

Total shareholders’ equity	230,847	236,047

Total liabilities and shareholders’ equity	$489,911	$539,723

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands except share data)	Common Stock Number of Shares	Common Stock Amount	Additional Paid-in Capital	Treasury Stock	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Total Shareholders’ Equity	Comprehensive Income (Loss)
Balance at January 1, 2008	14,657,977	$75	$176,521	$(492)	$(4,644)	$3,798	$175,258
Net income					23,143		23,143	23,143
Other comprehensive income:
Foreign currency translation adjustment						10,724	10,724	10,724

Comprehensive income								33,867

Shares issued under stock plans	180,489		2,294				2,294
Stock compensation expense			1,030				1,030
Income tax benefit from exerciseof stock options			175				175
Balance at December 31, 2008	14,838,466	$75	$180,020	$(492)	$18,499	$14,522	$212,624
Net income					15,237		15,237	15,237
Other comprehensive income:
Foreign currency translation adjustment						7,672	7,672	7,672

Comprehensive income								22,909

Share based compensation plans and other	50,809		815				815
Repurchase of equity component of convertible notes			(204)				(204)
Partial retirement of note hedges and warrants			(97)				(97)

Balance at December 31, 2009	14,889,275	$75	$180,534	$(492)	$33,736	$22,194	$236,047
Net loss					(4,559)		(4,559)	(4,559)
Other comprehensive loss:
Foreign currency translation adjustment						(1,415)	(1,415)	(1,415)

Comprehensive loss								(5,974)

Share based compensation plans and other	42,932		1,125				1,125
Repurchase of equity component of convertible notes			(348)				(348)
Partial retirement of note hedges and warrants			(3)				(3)

Balance at December 31, 2010	14,932,207	$75	$181,308	$(492)	$29,177	$20,779	$230,847

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
(in thousands)	2010	2009	2008
Cash flows from operating activities
Net income (loss)	$(4,559)	$15,237	$23,143
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	16,340	15,712	15,253
Goodwill impairment charge	7,263	—	—
Deferred income taxes	(9,605)	4,138	(6,745)
Income tax benefit from stock option exercises	(11)	(2)	(175)
Compensation expense on stock grants	914	679	1,030
Debt issue cost amortization	7,197	7,729	7,783
Foreign currency exchange (gain) loss	(1,905)	(2,691)	4,321
Gain on extinguishment of debt	—	(2,887)	—
Other	459	1,333	(1,564)
Changes in operating assets and liabilities, net of effects from acquisitions:
Restricted cash	206	(82)	(85)
Accounts receivable	13,995	37,786	(28,036)
Other current assets	(3,254)	(1,344)	(3,493)
Other assets	579	(31)	(317)
Trade payables	5,111	(4,395)	1,010
Advance billings	(13,154)	(22,401)	19,613
Accrued liabilities and other	(18,646)	5,508	5,318

Net cash provided by operating activities	930	54,289	37,056
Cash flows from investing activities
Proceeds from termination of foreign currency hedges	—	17,312	—
Acquisitions of property and equipment	(17,043)	(18,431)	(25,911)
Additions to internally developed software	(249)	(535)	(1,186)
Acquisitions of businesses, less cash acquired	(2,400)	(2,875)	(18,053)
Other	62	32	(1,143)

Net cash used in investing activities	(19,630)	(4,497)	(46,293)
Cash flows from financing activities
Proceeds from issuance of long-term debt	10,000	—	37,500
Payments of long-term debt	(10,000)	—	(37,500)
Repurchase of convertible notes	(11,145)	(36,463)	—
Purchase of note hedges and warrants	(3)	(97)	—
Proceeds from issuance of common stock	160	247	2,241
Income tax benefit from stock option exercises	11	2	175
Amounts payable – book overdraft	(281)	133	465
Payments on capital lease obligations	(52)	(228)	(234)
Debt issue costs	(470)	(482)	—

Net cash (used in) provided by financing activities	(11,780)	(36,888)	2,647
Effects of exchange rates on cash and cash equivalents	(406)	4,030	(3,753)
Net increase (decrease) in cash and cash equivalents	(30,886)	16,934	(10,343)
Cash and cash equivalents
Beginning of year	52,103	35,169	45,512

End of year	$21,217	$52,103	$35,169
Supplemental disclosure of cash flow information
Cash paid during the year for interest	$5,436	$7,312	$8,087
Cash paid during the year for income taxes	$14,106	$14,382	$25,931
Supplemental schedule of noncash investing and financing activities
Accrued equipment purchases	$(117)	$(1,307)	$(1,090)
Acquisitions of businesses:
Fair value of assets acquired via cash	$—	$5,039	$25,432
Fair value of liabilities assumed or incurred	$2,400	$(2,164)	$(7,379)

Net cash payments	$2,400	$2,875	$18,053

The accompanying notes are an integral part of these Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Kendle International Inc. (the Company or Kendle), an Ohio corporation established in 1989, is a global clinical research organization (CRO) that provides a broad range of Phase I-IV global clinical development services to the biopharmaceutical industry. The Company has operations in North America, Europe, Asia/Pacific, Latin America and Africa.

Principles of Consolidation and Organization

The Consolidated Financial Statements include the financial information of Kendle International Inc. and its wholly-owned subsidiaries. Investments in companies or joint ventures in which the Company is a partial owner are carried at cost plus equity in undistributed earnings since acquisition, but would be consolidated if the Company has both the power to direct significant activities and the obligation to absorb losses or rights to receive benefits. Investments in unconsolidated companies that are less than 20% owned and in which the Company cannot exercise significant influence are carried at cost. There are no significant amounts on the Consolidated Balance Sheets related to investments in unconsolidated companies.

All intercompany accounts and transactions have been eliminated. The results of operations of the Company’s wholly-owned subsidiaries have been included in the Consolidated Financial Statements of the Company from the respective dates of acquisition.

Business Combinations

Accounting guidance related to business combinations requires assets acquired and liabilities assumed in a business combination to be recorded at fair value. Fair values are generally determined by using comparisons to market value transactions and present value techniques. The use of a discounted cash flow technique requires significant judgments with respect to expected cash flows to be derived from the assets, the estimated period of time the assets will produce those cash flows and the selection of an appropriate discount rate. Changes in such estimates could change the amounts allocated to individual identifiable assets, the lives over which the assigned values are amortized and the amounts allocated to goodwill. While the Company believes its assumptions are reasonable, if different assumptions were made, the purchase price allocation and the estimated useful lives of amortizable assets could differ substantially from the reported amounts.

Foreign Currency Translation

Assets and liabilities of the Company’s wholly-owned subsidiaries are translated into U.S. dollars at year-end exchange rates. Income statement accounts are translated at average exchange rates for the period. These translation adjustments are recorded as a separate component of Shareholders’ Equity. Foreign currency transaction gains (losses) were $8.7 million in 2010, $5.4 million in 2009 and ($1.0) million in 2008, and are included in the Consolidated Statements of Operations in Other income (expense).

Cash and Cash Equivalents, Including Restricted Cash

Cash and cash equivalents consist of demand deposits and money market funds held with financial institutions, with an initial maturity of three months or less.

The Company maintains its demand deposits with certain financial institutions. The balance of one account from time-to-time exceeds the maximum U.S. federally insured amount. Additionally, there is no state insurance coverage on bank balances held in The Netherlands.

At December 31, 2010, the Company held cash of approximately $881,000 that is restricted as to its use as compared to approximately $1,112,000 at December 31, 2009. The restricted cash represents cash received from customers that is segregated in a separate Company bank account and available for use only for specific project-related expenses, primarily investigator fees, upon authorization from the customer.

Revenue Recognition

The Company recognizes revenue on a majority of its contracts using a units-based methodology whereby units completed are multiplied by the applicable contract per-unit price. A portion of the Company’s net service revenues are based on fixed-price contracts calculated on a proportional performance basis (also referred to herein as “percentage-of-completion”) based upon assumptions regarding the estimated total costs for each contract. Additionally, work is performed under time-and-materials contracts, recognizing revenue as hours are worked based on the hourly billing rate for each contract.

Percentage-of-Completion

With respect to fixed price contracts, costs are incurred for performance of each contract and compared to the estimated budgeted costs for that contract to determine a percentage of completion on the contract. The percentage of completion is then multiplied by the contract value to determine the amount of revenue recognized. The contract value equals the value of the services to be performed under the contract as determined by aggregating the labor hours estimated to be incurred to perform the tasks in the contract at the agreed rates. Contract value excludes the value of third-party and other pass-through costs. As the work progresses, original estimates might be changed as a result of management’s regular contract review process.

Management regularly reviews the budget on each contract to determine if the budgeted costs accurately reflect the costs that the Company will incur for contract performance. The Company reviews each contract’s performance to date, current cost trends and circumstances specific to each contract. The Company estimates its remaining costs to complete the contract based on a variety of factors, including:

•	Actual costs incurred to date and the work completed as a result of incurring the actual costs;

•	The remaining work to be completed based on the timeline of the contract as well as the number of incomplete tasks in the contract; and

•	Factors that could change the rate of progress of future contract performance.

Examples of factors included in the review process that could change the rate of progress of future contract performance are patient enrollment rate, changes in the composition of staff on the project or other customer requirements, among other things.

Based on these contract reviews, the Company adjusts its cost estimates. Adjustments to net service revenue resulting from changes in cost estimates are recorded on a cumulative basis in the period in which the revisions are made. When estimates indicate a loss, such loss is provided in the current period in its entirety. While the Company routinely adjusts cost estimates on individual contracts, the Company’s estimates and assumptions historically have been accurate in all material respects in the aggregate. The Company expects the estimates and assumptions to remain accurate in all material respects in the aggregate in future periods.

A contract amendment, which results in revisions to net service revenues and cost estimates, is recognized in the percentage-of-completion calculations beginning in the period in which the parties reach written agreement to the amendment. Historically the aggregate value of contract amendments signed in any year represents approximately 15% to 20% of annual sales, and, like sales, represents future net service revenues. Although the majority of the Company’s contract amendments relate to future services, the Company and its customers may execute contract amendments for services that the Company already has performed. In these circumstances, net service revenue from these services is recognized in the current period. Historically, the impact of such amendments on results of operations has not been material.

Under the Company’s policy, project teams are not authorized to engage in tasks outside the scope of the contract without prior management approval. In limited situations, management may authorize the project team to commence work on activities outside the contract scope while the Company and its customer negotiate and finalize the contract amendment. When work progresses on unsigned, unprocessed contract amendments, the Company reviews the direct costs incurred, and, where significant, defers such costs on the balance sheet. In addition, the impact of such costs on the estimates to complete is considered and, where material, the estimates are adjusted. Historically, neither the deferred costs nor the impact on estimates have been material.

The Company believes that total costs are an appropriate indicator of the performance of fixed price contracts because the costs relate primarily to the amount of labor hours incurred to perform the contract. The customer receives the benefit of the work performed throughout the contract term and is obligated to pay for services once performed. Accordingly, the Company believes that an input measure of cost is a reasonable surrogate for an output measure under the proportional performance model and is consistent with the revenue recognition concepts issued by the Securities and Exchange Commission.

Units-Based

The Company has seen increasing demand from its customers to move toward a units-based contract methodology in new contracts. The Company has structured more of its contracts under a units-based methodology for calculating net service revenues so the percentage of contracts under which net service revenues are recognized using units-based methodology has increased and is expected to continue to increase in future periods. Under a units-based contract methodology, amounts recognized as net service revenues are calculated based on units completed in the period multiplied by a unit value or selling price that is outlined in the contract.

For a units-based contract, a typical unit could include such things as completion of a monitoring visit, monthly site management units or case report form pages entered. The Company tracks the units completed for each unit category included in the contract. Net service revenue is recognized monthly based on the units actually completed in the period at the agreed upon unit value or selling price. Net service revenue is recognized only up to the number of units contained in each contract. If the Company completes or expects to complete units over and above the number of units initially estimated and contained in the contract, a contract amendment is generated to reflect the additional units needed.

A contract amendment, which results in revisions to net service revenues and cost estimates, is recognized in the unit-based net service revenue calculations beginning in the period in which the parties agree to the amendment.

The Company believes that under certain types of contracts the value of the work performed is best captured by calculating net service revenues using the value of units completed. The Company believes that units-based revenue recognition is consistent with the revenue recognition concepts issued by the Securities and Exchange Commission.

Reimbursable Out of Pocket Revenues/Costs

As the Company provides services on projects, it also incurs third-party and other pass-through costs, which are reimbursable by its customers pursuant to the contract. The revenues and costs from these third-party and other pass-through costs are reflected in the Company’s Consolidated Statements of Operations under the line items titled “Reimbursable out-of-pocket revenues” and “Reimbursable out-of-pocket costs”, respectively.

Concentration of Credit Risk

Accounts receivable represent amounts due from customers that are concentrated mainly in the biopharmaceutical industry. The concentration of credit risk is subject to the financial and industry conditions of the Company’s customers. The Company does not require collateral or other securities to support customer receivables. The Company regularly monitors the creditworthiness of its customers. Refer to Note 13, Segment Information for additional information regarding revenue concentration.

Long-Lived Assets

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed over the estimated useful lives, ranging from five to fifty years using the straight-line method. Leasehold improvements are amortized over the lesser of the estimated useful life of the improvement or the remaining term of the underlying lease. Repairs and maintenance are charged to expense as incurred. Upon disposition, the asset and the related accumulated depreciation are relieved and any gains or losses are reflected in the Consolidated Statements of Operations.

Useful lives by asset category can vary based on the nature of the asset purchased. The following represents the maximum estimated useful lives for the below categories of assets:

Furniture and Fixtures	10 years
Computer and Software	5 years
Leasehold Improvements	Lesser of estimated life of asset or lease term
Buildings	50 years
Capital Lease Assets	Lesser of estimated life of asset or lease term

Equipment under capital leases is recorded at the present value of future minimum lease payments and is amortized over the estimated useful lives of the assets, not to exceed the terms of the related leases. Accumulated amortization on equipment under capital leases was approximately $272,000 at December 31, 2010 compared to $399,000 at December 31, 2009.

The Company capitalizes costs such as design, configuration activities, coding and testing activities incurred internally to develop software used primarily in the Company’s proprietary clinical trial and data management systems, and amortizes these costs on a straight-line basis over the estimated useful life of the product, not to exceed five years. The Company does not capitalize costs that are precluded from capitalization in the authoritative guidance such as preliminary project phase costs, planning, oversight, process re-engineering costs, training costs, or data conversion costs. Internally developed software costs included in the Consolidated Balance Sheets at December 31, 2010, and 2009 were $18.2 million and $18.0 million, respectively. The related accumulated amortization at December 31, 2010, and 2009 was $16.7 million and $16.2 million, respectively.

In accordance with guidance related to accounting for impairment or disposal of long-lived assets, long-lived assets such as property, plant and equipment, and software are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required. If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.

Goodwill and Intangible Assets

The Company does not amortize goodwill and other identifiable intangible assets that have indefinite useful lives. Intangible assets that have finite useful lives are amortized over their estimated useful lives.

The Company analyzes goodwill and other finite-lived intangible assets to determine any potential impairment loss annually in the fourth quarter, unless conditions exist that require an updated analysis on an interim basis. A fair value approach is used to test goodwill for impairment. The fair value approach compares estimates related to the fair value of the reporting unit with the unit’s carrying amount, including goodwill. The fair value is determined using both the market approach and the income approach which consists of projected discounted cash flows. If the carrying amount of the reporting unit exceeds the fair value, the amount of the impairment loss must be measured. The Company has five reporting units that are tested for impairment: Early Stage, and the four Late Stage reporting units consisting of: Clinical and Data Monitoring; Project Management and Late Phase Services; Regulatory, Site and Medical Affairs; and Biostatistics and Statistical Programming. Reporting units are defined as the components of operating segments for which discrete financial information is available and regularly reviewed by management.

Due to the inconsistent nature of the Early Stage business, both within the Company and the industry, during the third quarter of 2010 the Company commenced an evaluation of strategic alternatives for the Early Stage segment. Based upon this review and other triggering events, the Company began, but was unable to complete its goodwill impairment analysis, which was completed during the fourth quarter of 2010. Also during the fourth quarter of 2010, in addition to conducting its annual impairment analysis for both the Early and Late Stage segments, the Company made a decision to close the Early Stage portion of its operations in Utrecht, The Netherlands. As a result of the above events the Company recorded a goodwill impairment charge of $7.3 million ($1.2 million was attributable to discontinued operations) for its Early Stage segment in the fourth quarter of 2010. At December 31, 2009 the fair value of the Early Stage segment exceeded the carrying value, resulting in no goodwill impairment charge.

At December 31, 2010 and 2009, the fair value of all Late Stage reporting units exceeded their respective carrying values, resulting in no goodwill impairment charge.

Derivatives

From time to time, the Company may use derivative instruments to manage exposure to interest rates and foreign currency. Derivatives meeting the hedge criteria established in guidance related to accounting for derivative instruments and hedging activities, are recorded in the Consolidated Balance Sheets at fair value at each balance sheet date. When the derivative is entered into, the Company designates whether or not the derivative instrument is an effective hedge of an asset, liability or firm commitment and classifies the hedge as a cash flow hedge or a fair value hedge. If the hedge is determined to be an effective cash flow hedge, changes in the fair value of the derivative instrument are recorded as a component of other comprehensive income (loss). Changes in the value of fair value hedges are recorded in results of operations.

Throughout 2010 and at December 31, 2010 the Company was not a party to any hedge transactions. For parts of 2009 the Company participated in foreign currency hedge agreements to mitigate exposure on two intercompany notes denominated in foreign currencies. The notes were either repaid in full or significantly reduced in 2009. Due to the reduced exposure the hedge agreements were terminated. The Company recorded losses of $2.0 million related to the hedge agreements in 2009. The hedge agreements were not designated for hedge accounting treatment under accounting guidance related to derivatives and all changes in the fair market value of the hedge were recorded in the Company’s Consolidated Statements of Operations.

Marketing and Advertising Costs

Marketing and advertising costs include costs incurred to promote the Company’s business. Marketing and advertising costs are expensed as incurred. Advertising expense incurred by the Company was $1.6 million for the year ended December 31, 2010 and $2.1 million for each of the years ended December 31, 2009 and 2008.

Investigator and Project Costs

In addition to various contract costs previously described, the Company incurs costs, in excess of contract amounts, which are reimbursable by its customers. Accounting guidance related to income statement characterization of reimbursements received for out-of-pocket expenses incurred requires the Company to include amounts paid to investigators and other out-of-pocket costs as reimbursable out-of-pocket revenues and reimbursable out-of-pocket expenses in the Consolidated Statements of Operations. In certain contracts, these costs are fixed by the contract terms. Accordingly, the Company recognizes these costs as part of net service revenues and direct costs.

Net Income (Loss) Per Share Data

Net income (loss) per basic share is computed using the weighted average common shares outstanding. Net income per diluted share is computed using the weighted average common shares and potential common shares outstanding.

The weighted average shares used in computing net income (loss) per diluted share have been calculated as follows:

Net Income (Loss) Per Share Data

(in thousands)	2010	2009	2008
Weighted average common shares outstanding	14,907	14,862	14,751
Stock options and non-vested restricted shares	—	130	242

Weighted average shares	14,907	14,992	14,993

Options to purchase approximately 165,000 and 149,000 shares of common stock were outstanding during 2010 and 2009, respectively, but were not included in the computation of earnings per diluted share because the effect would be antidilutive. No options were antidilutive in 2008.

Under accounting guidance related to contingently convertible instruments effect on diluted earnings per share because of the Company’s obligation to settle the par value of its Convertible Notes (defined in Note 7, Debt) in cash, the Company is not required to include any shares underlying the Convertible Notes in its weighted average shares outstanding used in calculating diluted earnings per share until the average stock price per share for the quarter exceeds the $47.71 conversion price and only to the extent of the additional shares that the Company may be required to issue in the event that the Company’s conversion obligation exceeds the principal amount of the Convertible Notes converted. These conditions have not been met as of December 31, 2010. At any such time in the future that these conditions are met, only the number of shares that would be issuable (under the “treasury” method of accounting for the share dilution) will be included, which is based upon the amount by which the average stock price exceeds the conversion price. The following table provides examples of how changes in the Company’s stock price will require the inclusion of additional shares in the denominator of the weighted average shares outstanding – assuming dilution calculation. The table also reflects the impact on the number of shares that the Company would expect to issue upon concurrent settlement of the Convertible Notes and the bond hedges and warrants mentioned below:

Share Price	Convertible Notes Shares	Warrant Shares	Total Treasury Method Incremental Shares (1)	Shares Due to the Company under Note Hedges	Incremental Shares Issued by the Company Upon Conversion (2)
$40.00	—	—	—	—	—
$45.00	—	—	—	—	—
$50.00	136,592	—	136,592	(136,592)	—
$55.00	395,683	—	395,683	(395,683)	—
$60.00	611,592	—	611,592	(611,592)	—
$65.00	794,284	173,820	968,104	(794,284)	173,820
$70.00	950,877	374,732	1,325,609	(950,877)	374,732

(1)	Represents the number of incremental shares that must be included in the calculation of fully diluted shares under U.S. Generally Accepted Accounting Principles.
(2)	Represents the number of incremental shares to be issued by the Company upon conversion of the Convertible Notes, assuming concurrent settlement of the bond hedges and warrants.

Income Taxes

The Company and its U.S. subsidiaries file a consolidated U.S. federal income tax return. Other subsidiaries of the Company file tax returns in their local jurisdictions.

The Company provides for income taxes on all transactions that have been recognized in the Consolidated Financial Statements in accordance with accounting guidance related to income taxes. Accordingly, the impact of changes in income tax laws on deferred tax assets and deferred tax liabilities are recognized in net earnings in the period during which such changes are enacted.

The Company records deferred tax assets and liabilities based on temporary differences between the financial statement and tax bases of assets and liabilities and for tax benefit carryforwards using enacted tax rates in effect in the year in which the differences are expected to reverse. Management provides valuation allowances against deferred tax assets for amounts that are not considered more likely than not to be realized. The valuation of the deferred tax asset is dependent on, among other things, the ability of the Company to generate a sufficient level of future taxable income. In estimating future taxable income, the Company has considered both positive and negative evidence, such as historical and forecasted results of operations, and has considered the implementation of prudent and feasible tax planning strategies.

The Company follows accounting guidance related to accounting for uncertainty in income taxes which requires significant judgment in determining what constitutes an individual tax position as well as assessing the outcome of each tax position. Changes in judgments as to recognition or measurement of tax positions can materially affect the estimate of the effective tax rate, and, consequently, the Company’s operating results. The Company considers many factors when evaluating and estimating tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. In addition, the calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions. The Company determines its liability for uncertain tax positions globally. At December 31, 2010, the Company has recorded a gross liability for uncertain tax positions of $1.1 million (including interest). If events occur and the payment of these amounts ultimately proves to be unnecessary, the reversal of liabilities would result in tax benefits being recognized in the period when it is determined the liabilities are no longer necessary. If the calculation of liability related to uncertain tax positions proves to be more or less than the ultimate assessment, a tax expense or benefit to expense, respectively, would result.

Stock Options

The Company follows the accounting guidance related to accounting for share-based payments. The Company generally uses the straight-line method of recording compensation expense relative to share-based payment, unless awards have graded vesting features and the expense recorded under the straight-line method is not adequate. In those situations, compensation cost is recognized separately over each tranche. Stock-based compensation expense is recorded primarily in general and administrative expenses in the Company’s Consolidated Statements of Operations as the majority of the stock option expense related to options granted to executives.

Restricted/Unrestricted Stock

Non-vested stock (referred to as “restricted stock” in the 1997 Plan) may also be granted pursuant to the 2007 Plan, which replaced the 1997 Plan (defined in Note 8). Non-vested shares typically vest ratably over a three-year period, with shares restricted from transfer until vesting. In 2010, the Company granted 105,370 shares of restricted stock compared to 86,250 shares in 2009 and 24,200 shares in 2008. If a participant ceases to be an eligible employee prior to the lapsing of transfer restrictions, such shares return to the Company without consideration. Unrestricted stock also may be granted to key employees under the 2007 Plan, which replaced the 1997 Plan. Unrestricted shares vest immediately. The Company granted 3,000 shares of unrestricted Common Stock in 2009. No shares of unrestricted stock were granted in 2010 or 2008.

Use of Estimates

The preparation of Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Subsequent Events

The Company evaluates events or transactions occurring after the balance sheet date through the date of issuance of the Consolidated Financial Statements to determine whether events require recognition or nonrecognition and disclosure. Recognition is required for the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including estimates inherent in the process of preparing financial statements. Nonrecognized subsequent events may require disclosure. The Company has evaluated subsequent events through the issuance date.

New Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (FASB) issued FASB ASU 2009-13, Revenue Recognition (Topic 605) related to revenue recognition for multiple deliverable revenue arrangements. The guidance will be adopted as of the first fiscal year beginning after June 15, 2010 (January 1, 2011 for the Company) and is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2009, the FASB issued FASB ASU 2009-17, Consolidations (Topic 810), which codifies guidance related to former Statement 167 and revises guidance issued under former FIN46(R). This guidance changes the process for determining which reporting entity, if any, has a controlling financial interest that would require consolidation. The guidance is effective at the start of the fiscal year beginning after November 15, 2009 (January 1, 2010 for the Company). The Company has adopted the guidance with no impact to its consolidated financial statements.

In December 2010, the FASB issued FASB ASU 2010-28, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units With Zero or Negative Carrying Amounts. This guidance requires, in cases where the carrying amount of a reporting unit is zero or negative, to perform the second step of impairment testing to measure any impairment loss when it is more likely than not that an impairment exists. This ASU is effective for impairment tests performed in fiscal years beginning after December 15, 2010 (January 1, 2011 for the Company).

2. FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company follows accounting guidance related to fair value measurements which defines fair value and requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1:	Quoted market prices in active markets for identical assets or liabilities.

Level 2:	Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3:	Unobservable inputs that are not corroborated by market data.

The Company generally applies fair value techniques on a non-recurring basis associated with valuing potential impairment loss related to goodwill and other long-lived assets. The Company recorded an impairment loss of $7.3 million ($1.2 million was attributable to discontinued operations) related to its Early Stage goodwill (see Note 1 for further discussion). The fair value measurement for the goodwill impairment test considered significant unobservable inputs (Level 3), consisting of both market approaches and an income approach. The market approaches involved the use of; market multiples of revenues and earnings before interest, taxes, depreciation and amortization (EBITDA) for comparable public companies or comparable company transactions; and a market capitalization method. The income approach consisted of projected discounted cash flows and was developed using management’s assumptions and projections of future revenue growth, profit margins, discount rates, perpetuity growth rates and capital expenditures. Assumptions used by management were similar to those that would be used by market participants performing valuations of this reporting unit.

The following table summarizes the carrying amounts and fair values of certain financial assets and liabilities at December 31, 2010:

(in thousands)	Carrying Amount	Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money Market Accounts	$6,509	$6,509	$—	$—

The following table summarizes the carrying amounts and fair values of certain financial assets and liabilities at December 31, 2009:

(in thousands)	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money Market Accounts	$16,627	$16,627	$—	$—

The Company adopted accounting guidance related to fair value option for financial assets and liabilities and elected not to apply the fair value option to any eligible financial instruments. The carrying amounts of cash, accounts receivable, accounts payable and accruals approximate fair value. The fair value of the Company’s Convertible Notes was approximately 94% and 89% of the par value at December 31, 2010 and 2009, respectively. The bond hedges and warrants associated with the Convertible Notes currently have no value.

3. ACCOUNTS RECEIVABLE

Accounts receivable are billed according to terms defined in our customer contracts. All unbilled accounts receivable are expected to be collected within one year.

(in thousands)	December 31,
	2010	2009
Billed (net of allowance)	$58,926	$79,207
Unbilled	46,660	46,080

	$105,586	$125,287

The Company maintains an allowance for doubtful accounts receivable based on historical evidence of accounts receivable collections and specific identification of accounts receivable that might cause collection problems. The balance in allowance for doubtful accounts receivable was as follows:

(in thousands)
Balance at December 31, 2007	$954
Write-offs	(896)
Expense	3,150
Foreign currency translation	(141)

Balance at December 31, 2008	$3,067
Write-offs	(1,317)
Expense	847
Foreign currency translation	86

Balance at December 31, 2009	$2,683
Write-offs	(997)
Expense	1,230
Foreign currency translation	(32)

Balance at December 31, 2010	$2,884

4. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

(in thousands)	December 31,
	2010	2009
Furnishings, equipment and other	$116,544	$95,786
Construction in process	11,086	18,395
Equipment under capital leases	303	467
Less: accumulated depreciation and amortization	(71,035)	(61,109)

Property and equipment, net	$56,898	$53,539

Depreciation expense for the years ended December 31, 2010, 2009 and 2008 was $12.3 million, $10.5 million and $9.8 million, respectively.

5. GOODWILL AND AMORTIZABLE INTANGIBLE ASSETS

Goodwill consisted of the following:

(in thousands)	Early Stage	Late Stage	Total
Balance at December 31, 2008	$11,547	$224,782	$236,329
Contingent consideration paid	5,039	—	5,039
Foreign currency fluctuations	1,727	494	2,221

Balance at December 31, 2009	$18,313	$225,276	$243,589
Impairment charge	(7,263)	—	(7,263)
Foreign currency fluctuations	680	(817)	(137)

Balance at December 31, 2010	$11,730	$224,459	$236,189

The goodwill balances presented above are net of accumulated amortization taken prior to the change in accounting guidance related to goodwill and include impairment charges of $7.3 million ($1.2 million was attributable to discontinued operations) recorded in 2010 (see further details in Note 1) and $78 million recorded in 2002.

Amortizable intangible assets consisted of the following:

	December 31,
(in thousands)	2010	2009
Carrying amount:
Customer relationships	$22,407	$22,169
Completed technology	2,600	2,600
Backlog	6,200	6,200
Internally developed software (a)	18,212	17,963

Total carrying amount	$49,419	$48,932
Accumulated Amortization:
Customer relationships	$(11,018)	$(8,098)
Completed technology	(2,292)	(1,771)
Backlog	(6,089)	(5,936)
Internally developed software (a)	(16,711)	(16,187)

Total accumulated amortization	$(36,110)	$(31,992)

Net amortizable intangible assets	$13,309	$16,940

(a)	Internally developed software is included in Other Assets in the Company’s Consolidated Balance Sheets.

Amortizable intangible assets consisted of the following:

(in thousands)	Customer Relationships	Completed Technology	Backlog	Internally Developed Software (a)
Balance at December 31, 2008	$17,004	$1,348	$679	$1,858
Additional amounts acquired	—	—	—	536
Foreign currency fluctuations	662	—	—	—
2009 amortization	(3,595)	(519)	(415)	(618)

Balance at December 31, 2009	$14,071	$829	$264	$1,776
Additional amounts acquired	—	—	—	249
Foreign currency fluctuations	238	—	—	—
2010 amortization	(2,920)	(521)	(153)	(524)

Balance at December 31, 2010	$11,389	$308	$111	$1,501

Weighted average useful lives	13 years	5 years	7 years	5 years

Amortization expense is determined on a straight line basis for internally developed software and an accelerated method for remaining amortizable intangible assets.

Amortization expense for the next five years relating to these amortizable intangible assets is estimated to be as follows:

(in thousands)
2011:	$3,426
2012:	2,326
2013:	1,503
2014:	951
2015	720
Thereafter:	4,383

Total	$13,309

6. OTHER ACCRUED LIABILITIES

Other accrued liabilities consisted of the following:

(in thousands)	December 31,
	2010	2009
Accrued compensation and related payroll withholdings and taxes	$18,427	$22,428
Income tax payable	590	4,369
Interest payable	2,204	2,390
Other	21,044	30,480

	$42,265	$59,667

7. DEBT

Through March 2010, the Company was party to a credit agreement (including all amendments, the “Old Facility”). The Old Facility was comprised of a revolving loan commitment with a maximum borrowing capacity of $53.5 million that would have expired in August 2011. The Old Facility contained various affirmative and negative covenants including financial covenants regarding maximum leverage ratio, minimum interest coverage ratio and limitations on capital expenditures.

In March 2010, the Company terminated the Old Facility and entered into a new credit agreement (the “Facility”). The Facility is comprised of a $35 million revolving loan commitment, with up to $10 million of such commitment available for issuance of letters of credit and up to $5 million of such commitment available for same-day swing line loans. At the Company’s request and with the consent of the current lender or additional lenders, the total commitment may be increased by, or incremental term loans may be obtained for, up to an additional $15 million. At the Company’s election, loans under the Facility are available either at (i) an adjusted base rate plus an applicable margin or (ii) an adjusted LIBOR rate plus an applicable margin. The applicable margin for each interest rate is calculated in accordance with the terms of the Facility.

The Facility, as amended on April 27, 2010, matures on March 31, 2015. Before this amendment, the Facility had the potential for accelerated maturity on January 15, 2012 in the event that five percent (5%) or more of the currently outstanding principal amount of the Convertible Notes discussed below had not been redeemed or repaid in full on or prior to January 15, 2012. The Facility was amended again on January 21, 2011 (Amendment No. 2) to increase the “Total Leverage Ratio” for certain periods and also contemplates certain additional add-backs to “Consolidated EBITDA” for certain cash and non-cash charges.

Borrowings under the Facility are collateralized by substantially all of the Company’s assets pursuant to the terms of a Pledge and Security Agreement. The Facility contains various affirmative and negative covenants including those regarding limitations on the Company’s ability to incur certain indebtedness, limitations on certain investments, limitations on capital expenditures in any fiscal year and limitations on certain acquisitions and asset sales outside the ordinary course of business as well as financial covenants regarding limitations on the Company’s total leverage ratio, senior secured leverage ratio and interest coverage ratio. The Company is in compliance with the covenants as of December 31, 2010.

In connection with the termination of the Old Facility, the Company wrote off approximately $665,000 in unamortized fees during the first quarter of 2010.

The Company also maintains an existing $5.0 million Multicurrency Facility that is renewable annually and is used in connection with the Company’s European operations.

No amounts were outstanding under the revolving credit loan portion of the Facility, the Old Facility or the Multicurrency Facility at December 31, 2010 and 2009.

In July 2007, the Company entered into a Purchase Agreement with UBS Securities LLC (the Underwriter) for the issuance and sale by the Company of $200 million, including a $25 million over-allotment of the Company’s 3.375% Convertible Notes (Convertible Notes). The Convertible Notes have a maturity date of July 15, 2012 and were sold to the Underwriters at a price of $1,000 per Convertible Note, less an underwriting discount of 3% per Convertible Note. In connection with this issuance, the Company entered into convertible note hedge transactions with the participating Underwriter and JP Morgan Chase (collectively, the counterparties). The convertible note hedge transactions are comprised of purchased call options and sold warrants. The purchased call options are expected to reduce exposure to potential dilution upon the conversion of the Convertible Notes. The Company also entered into warrant transactions with such counterparties. The sold warrants have an exercise price that is approximately 70% higher than the closing price of the Company’s common stock on the date the Convertible Notes were priced. The warrants are expected to provide the Company with some protection against increases in our stock price over the conversion price per share.

The discount on the Convertible Notes and the adjusted debt issuance costs are being amortized into interest expense over the term of the Convertible Notes using the effective interest rate method. Application of accounting guidance for convertible debt instruments resulted in an adjusted liability amount of $162.3 million as of July 16, 2007 (issuance date) and an increase to additional paid in capital for the conversion option, net of equity issuance costs, of $36.4 million.

Subsequent to issuance, the Company has repurchased in the open market a portion of its outstanding Convertible Notes with a par value of $12 million and $45.5 million (respectively in 2010 and 2009) for cash in the amount of $11.1 million and $36.5 million, respectively. The amortized book value of the repurchased debt was $10.8 million in 2010 and $40.0 million in 2009, resulting in a net loss of approximately $71,000 in 2010 and a net gain of $2.9 million for 2009. Debt issuance costs with a carrying value of $154,000 and $840,000 were written off in conjunction with these transactions for 2010 and 2009 respectively. Consideration in the amount of $348,000 (2010) and $204,000 (2009) was allocated to the retirement of the equity component and was recorded as a reduction of paid in capital. As a result of the repurchases, the related bond hedges and warrant agreements were proportionately reduced at a net cost of approximately $3,000 and $97,000 in 2010 and 2009, respectively and were also recorded as a reduction to additional paid in capital. The Company’s Convertible Notes had an outstanding par value of $142.5 million and $154.5 million at December 31, 2010 and 2009, respectively.

The carrying amounts of the equity and debt components were as follows:

	December 31,
(in thousands)	2010	2009
Equity component, carrying amount	$35,860	$36,207

Principal component, at par	$142,500	$154,500
Unamortized discount	(9,418)	(16,192)

Principal component, carrying amount	$133,082	$138,308

The net carrying amounts of the Convertible Notes are classified as long-term in the accompanying Consolidated Balance Sheets. The debt discount is being amortized, using the effective interest rate method, over the term of the Convertible Notes which mature on July 15, 2012. Interest expense on the 3.375% Convertible Notes has been recorded at the effective rate of 8.02%.

Interest expense recognized related to the Convertible Notes was as follows:

	For the years ended December 31,
(in thousands)	2010	2009	2008
Interest cost at coupon rate	$4,972	$6,096	$6,750
Discount amortization	5,667	6,456	6,631

Total interest expense recognized	$10,639	$12,552	$13,381

The Company capitalized interest of approximately $623,000 in 2010. Capitalized interest was not material in 2009 and 2008.

8. EMPLOYEE BENEFIT PLANS

401(k) Plan

The Company maintains a 401(k) retirement plan covering substantially all U.S. associates that meet minimum age requirements. The Company historically has made a matching contribution of 50% of each participant’s contribution of up to 6% of salary. This match was temporarily suspended beginning in July 2009 and resumed in April 2010. The Company’s matching contributions to this plan totaled approximately $1,200,000, $1,063,000, and $1,902,000 for the years ended December 31, 2010, 2009, and 2008, respectively.

Stock Option and Stock Incentive Plan

In 1997, the Company established the 1997 Stock Option and Stock Incentive Plan (including amendments, the “1997 Plan”) that, as amended, provided for the issuance of up to 3,000,000 shares of the Company’s Common Stock, including incentive and non-qualified stock options, restricted and unrestricted shares, and stock appreciation rights. The 1997 Plan expired by its terms on August 14, 2007. See below for a discussion of the successor plan. Participation in the 1997 Plan was at the discretion of the Board of Directors’ Management Development and Compensation Committee. Prior to August 2002, the 1997 Plan was administered by the Board of Directors’ Compensation Subcommittee. The exercise price of incentive stock options granted under the 1997 Plan must be no less than the fair market value of the Common Stock, as determined under the 1997 Plan provisions, at the date the option is granted (110% of fair market value for shareholders owning more than 10% of the Company’s Common Stock). The exercise price of non-qualified stock options must be no less than 95% of the fair market value of the Common Stock at the date the option is granted. The vesting provisions of the options granted under the 1997 Plan are determined at the discretion of the Management Development and Compensation Committee. The options generally expire either 90 days after termination of employment or, if earlier, ten years after date of grant. No options under this 1997 plan could be granted after its expiration date in August 2007.

Non-vested stock (referred to as “restricted stock” in the 1997 Plan) may also be granted pursuant to the 1997 Plan. Restricted shares typically vest ratably over a three year period, with shares restricted from transfer until vesting. If a participant ceases to be an eligible employee prior to the lapsing of transfer restrictions, such shares return to the Company without consideration. Unrestricted stock may also be granted to key employees under the 1997 Plan. Unrestricted shares vest immediately.

At the Annual Meeting of Shareholders on May 10, 2007, shareholders of the Company approved the 2007 Stock Incentive Plan (the “2007 Plan”). Under the 2007 Plan, all employees of the Company and its subsidiaries will be eligible to receive awards. The 2007 Plan is an “omnibus” stock plan that provides a variety of equity award vehicles to maintain flexibility. The 2007 Plan will permit the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock units and stock awards. A maximum of one million shares will be available for grants of all equity awards under the 2007 Plan. No shares of Common Stock were granted in 2007 under the 2007 Plan.

In the first quarter of 2008, the Company issued 1,850 shares of non-vested stock which vests over a 12-month period. Under the terms of the 2007 Plan, the associates that received the 1,850 shares are considered “retirement eligible”, which is defined as at least 55 years of age and 10 years of service with the Company or 65 years of age. Therefore, the entire expense for these shares was recorded in the first quarter of 2008. The Company did not issue any shares of non-vested stock in 2009 or 2010.

Unrestricted stock may also be granted to key employees under the 2007 Plan. Unrestricted shares vest immediately. In the third quarter of 2009, the Company granted 3,000 shares of Common Stock. The Company did not issue any shares of unrestricted stock in 2008 or 2010.

In 2008, the Company issued 7,100 shares of time-vested restricted stock units (RSUs) under the 2007 Plan. The RSUs vest over a variety of periods ranging from immediate to 36 months. Of the 7,100 shares awarded, 2,400 were issued to retirement eligible associates and resulted in immediate vesting and expense recognition. The expense recognition for the remaining balance of RSUs issued will be recorded on a straight line basis over the term of the specific vesting period. In 2009, the Company issued 53,050 shares of time-vested RSUs. Of this award, 49,050 shares vest in their entirety after 18 months and the remaining 4,000 shares vest in their entirety after 60 months. Of the 53,050 shares awarded, 5,000 RSUs were issued to retirement eligible associates and resulted in immediate vesting and expense recognition. The expense for the remaining RSUs will be recorded on a straight-line basis over the vesting period. In 2010, the Company issued 44,586 shares of time-vested RSUs. Of this award, 26,853 shares vest in their entirety after 18 months, 15,233 shares split-vest over 24 months and the remaining 2,500 shares vest in their entirety after 15 months. Of the 44,586 shares awarded, 5,971 RSUs were issued to retirement eligible associates and resulted in immediate vesting and expense recognition. The expense for the remaining RSUs will be recorded on a straight-line basis over the vesting period.

Also, in the first six months of 2008, the Company issued 15,250 shares of performance-based RSUs under the 2007 Plan. The vesting of these shares is dependent upon a performance condition; the Company meeting a certain EPS target for 2008, and a service condition; as 33% vest on March 15, 2009, 33% vest on January 1, 2010, and 33% vest on January 1, 2011. If the performance condition is not met at least at the 90% of target level, the award does not vest. If the performance condition is met at greater than 90% of target level but below 100% of target level, the number of shares is adjusted to 50% of the original award. Of the total of 15,250 shares issued, 8,550 were issued in the first quarter of 2008 to retirement eligible associates. Under the terms of the award, regardless of whether or not the performance condition is achieved, should an event similar to retirement occur during the first half of 2008, one-half of the RSUs granted would immediately vest. Similarly, should an event similar to retirement occur during the second half of 2008, the full amount of the RSUs granted would immediately vest. The Company therefore recorded one-half of the expense for the retirement eligible associates in the first quarter of 2008 and recorded the second half of the expense in the third quarter of 2008. Expense for non retirement-eligible associates is being recorded over the vesting period (33 months). In the fourth quarter of 2008, the Company determined that the performance conditions were not met and the retirement eligible associates had not retired. Accordingly, none of the granted shares will vest and therefore all previously recorded expense was reversed.

In 2009, the Company issued 33,200 shares of performance-based RSUs. Of this award, the vesting of 27,200 of these shares is dependent upon a performance condition, the Company meeting a certain EPS target for 2009, and a service condition, as 33% vest in March 2010, 33% vest in January 2011, and 33% vest in January 2012. If the performance condition is not met at least at the 90% of target level, the award does not vest. If the performance condition is met at greater than 90% of target level but below 100% of target level, the number of shares is adjusted to 50% of the original award. Of the total of 33,200 shares issued, 18,000 were issued to retirement eligible associates. Under the terms of the award, regardless of whether or not the performance condition is achieved, should an event similar to retirement occur during the first half of 2009, one-half of the RSUs granted would immediately vest. Similarly, should an event similar to retirement occur during the second half of 2009, the full amount of the RSUs granted would immediately vest. The Company therefore recorded one-half of the expense for the retirement eligible associates in the first quarter of 2009 and recorded the second half of the expense in the third quarter of 2009. Expense for non retirement-eligible associates is being recorded over the vesting period. In the fourth quarter of 2009, the Company determined that the performance conditions were not met and the retirement eligible associates had not retired. Accordingly, none of the granted shares will vest and therefore all previously recorded expense was reversed.

In 2010, the Company issued 60,784 shares of performance-based RSUs. The vesting of these shares is dependent upon a performance condition, the Company meeting a certain EPS target for 2010, and a service condition, as 33% vest in March 2011, 33% vest in January 2012, and 33% vest in January 2013. If the performance condition is not met at least at the 90% of target level, the award does not vest. If the performance condition is met at greater than 90% of target level but below 100% of target level, the number of shares is adjusted to between 50% and 90% of the original award based upon the target tier level achieved. Of the total of 60,784 shares issued, 27,362 were issued to retirement eligible associates. Under the terms of the award, regardless of whether or not the performance condition is achieved, should an event similar to retirement occur during the first half of 2010, one-half of the RSUs granted would immediately vest. Similarly, should an event similar to retirement occur during the second half of 2010, the full amount of the RSUs granted would immediately vest. The Company therefore recorded one-half of the expense for the retirement eligible associates in the first quarter of 2010 and recorded the second half of the expense in the third quarter of 2010. Expense for non retirement-eligible associates is being recorded over the vesting period. In the fourth quarter of 2010, the Company determined that the performance conditions were not met and the retirement eligible associates had not retired. Accordingly, none of the granted shares will vest and therefore all previously recorded expense was reversed.

Stock-based compensation expense related to stock options was approximately $358,000, $329,000 and $786,000 in 2010, 2009 and 2008, respectively. In 2010, stock-based compensation expense caused net loss to increase by approximately $259,000. Stock-based compensation expense in 2009 and 2008 caused net income to decrease by approximately $256,000 and $626,000, respectively. Stock-based compensation expense is recorded primarily in general and administrative expenses in the Company’s Consolidated Statements of Operations as the majority of the stock option expense relates to options granted to executives.

The weighted average fair value of the options granted in 2010, 2009 and 2008 was estimated as $7.73, $6.03 and $18.65, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2010	2009	2008
Expected dividend yield	0%	0%	0%
Risk-free interest rate	1.8%	2.2%	3.6%
Expected volatility	69.7%	70.9%	52.0%
Expected holding period	3.2 years	3.2 years	5.0 years

The expected volatility is based on the Company’s stock price over a historical period which approximates the expected term of the option as well as a comparison to volatility for other companies in the Company’s industry and expectations of future volatility. The risk free interest rate is based on the implied yield in U.S Treasury issues with a remaining term approximating the expected term of the option. The expected option term is calculated as the historic weighted average life of similar awards.

As of December 31, 2010, there was approximately $839,000 of total unrecognized compensation cost, $408,000 of which relates to options and $431,000 of which relates to non-vested stock. The cost is expected to be recognized over a weighted average period of 2.0 years for options and 1.3 years for non-vested stock.

In addition, stock compensation accounting guidance also requires the benefits of tax deductions in excess of recognized compensation expense to be reported as a financing cash flow, rather than as an operating cash flow. This requirement reduced net operating cash flows and increased net financing cash flows by approximately $11,000, $2,000 and $175,000 in 2010, 2009 and 2008, respectively.

Aggregate stock option activity during 2010, 2009 and 2008 was as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value (in thousands)
Options outstanding at Dec. 31, 2007	543,007	$13.33
Granted	68,000	38.32
Canceled	(17,290)	24.94
Exercised	(179,040)	12.52

Options outstanding at Dec. 31, 2008	414,677	$17.35
Granted	54,250	12.37
Canceled	(53,275)	25.79
Exercised	(35,777)	6.95

Options outstanding at Dec. 31, 2009	379,875	$16.44
Granted	73,500	11.36
Canceled	(35,290)	20.50
Exercised	(20,935)	7.63

Options outstanding at Dec. 31, 2010	397,150	$15.60	$5.19	$560
Exercisable at Dec. 31, 2010	331,384	$15.94	$4.42	$481

The intrinsic value of options exercised was approximately $119,000 in 2010, $268,000 in 2009 and $6.2 million in 2008.

At December 31, 2009, the aggregate intrinsic value of options outstanding was $2.3 million and the aggregate intrinsic value of options exercisable was $2.2 million. Intrinsic value for stock options is calculated based on the difference between the exercise price of the underlying awards and the quoted price of the Company’s Common Stock as of the reporting date. Substantially all of the outstanding options are expected to vest.

Options Outstanding:

Range of Exercise Price	Outstanding at December 31, 2010	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$3.46 - $6.92	40,600	2.64	$5.90
$6.93 - $10.38	146,825	5.19	8.47
$10.39 - $13.83	44,750	5.64	11.85
$13.84 - $17.29	42,000	8.26	14.89
$17.30 - $20.75	37,975	0.73	19.76
$20.76 - $24.21	8,000	8.11	22.28
$24.22 - $27.67	—	—	—
$27.68 - $31.13	12,000	5.98	30.06
$31.14 - $34.59	35,000	5.93	32.65
$34.60 - $60.00	30,000	7.37	37.54

	397,150	5.19	$15.60

Options Exercisable:

Range of Exercise Price	Exercisable at December 31, 2010	Weighted Average Exercise Price
$3.46 - $6.92	40,600	$5.90
$6.93 - $10.38	115,325	8.49
$10.39 - $13.83	25,750	11.63
$13.84 - $17.29	36,934	14.74
$17.30 - $20.75	37,975	19.76
$20.76 - $24.21	6,200	22.40
$24.22 - $27.67	—	—
$27.68 - $31.13	9,600	30.06
$31.14 - $34.59	35,000	32.65
$34.60 - $60.00	24,000	37.48

	331,384	$15.94

At December 31, 2009, 336,425 options were exercisable with a weighted-average exercise price of $15.33. At December 31, 2008, 325,977 options were exercisable with a weighted-average exercise price of $14.93.

Restricted/Unrestricted Stock

The Company has granted awards of restricted shares to certain executives pursuant to the 1997 Plan. Such shares generally vest ratably over a three-year period, with shares restricted from transfer until vesting. If a participant ceases to be an eligible employee prior to the lapsing of transfer restrictions, such shares return to the Company without consideration.

Compensation expense related to restricted and unrestricted stock awards consisted of the following:

	For the Year Ended December 31,
(in thousands )	2010	2009	2008
Restricted stock	$556	$315	$244
Unrestricted stock	—	35	—

Total stock based compensation	$556	$350	$244

A summary of restricted stock activity is as follows:

Shares
Outstanding at December 31, 2007	125
Granted	24,200
Vested	(125)
Canceled	(15,250)

Outstanding at December 31, 2008	8,950
Granted	86,250
Vested	(6,084)
Canceled	(36,800)

Outstanding at December 31, 2009	52,316
Granted	105,370
Vested	(14,183)
Canceled	(63,394)

Outstanding at December 31, 2010	80,109

The weighted-average per share fair value of restricted shares vested was $15.74 in 2010, $43.32 in 2009 and $24.47 in 2008. The weighted-average per share fair value of restricted shares granted was $15.54 in 2010 and $15.02 in 2009.

9. RESTRUCTURING COSTS

In 2009, the Company initiated a series of measures to achieve operating efficiencies and reduce its cost structure. These measures included workforce reductions, furloughs, reduction in work week, wage and hiring freezes, elimination of a portion of employee benefits, strict controls over discretionary spending and facilities closures, among other items. Throughout 2009 the Company recorded a total of $10.2 million of expense for these restructuring efforts, of the total restructuring program in 2009 almost 60% related to the Late Stage segment and 40% related to the Support and Other segment. Of this amount, approximately $3.8 million was outstanding at December 31, 2009 and was subsequently paid in full during 2010.

In its continuing efforts to achieve operating efficiencies and reduce its cost structure the Company has accrued approximately $3.0 million in the fourth quarter of 2010 for anticipated severance costs related to the closure of the Early Stage portion of operations at its Utrecht, The Netherlands (Utrecht) location. The $3.0 million is included in discontinued operations for the year ended December 31, 2010. The Company’s plan for closure has received local statutory approval. Early Stage operations will continue to take place at Utrecht through at least a portion of the first quarter of 2011 as the Company works with existing customers to either complete, or possibly transition ongoing studies to other Early Stage locations of the Company. Due to the ongoing studies other costs related to the Early Stage closure cannot be identified and estimated at this time. Late Stage operations at the Utrecht facility are not anticipated to be materially affected by the Early Stage closure.

10. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases facilities, office equipment and computers under agreements that are classified as either capital or operating leases. The leases have initial terms that range from two to seven years, with eight facility leases that have provisions to extend the leases for an additional three to five years. Future minimum payments, by year and in the aggregate, under non-cancelable capital and operating leases with initial or remaining terms of one year or more, are as follows at December 31, 2010:

(in thousands)	Capital Leases	Operating Leases
2011	$35	$17,127
2012	—	15,303
2013	—	10,892
2014	—	8,654
2015	—	8,482
thereafter	—	17,974

Total minimum lease payments	35	$78,432

Amounts representing interest	(1)

Present value of net minimum lease payments	34
Current portion	34

Obligations under capital leases, less current portion	$—

Rental expense under operating leases for 2010, 2009 and 2008 was $17.2 million, $18.7 million and $16.9 million, respectively.

Protective Compensation and Benefit Agreements

The Company has entered into Protective Compensation and Benefit Agreements with certain associates, including all Executive Officers of the Company. These Agreements, subject to annual review by the Company’s Board of Directors, expire on the last day of the fiscal year, and are automatically extended in one-year increments unless canceled by the Company. These Agreements provide for specified benefits in the event of a change in control, as defined in the Agreements. At December 31, 2010, the maximum amount which could be required to be paid under these Agreements, if such events occur, is approximately $8.9 million.

Legal Proceedings

In the normal course of business, the Company is a party to various claims and legal proceedings. The Company records a reserve for these matters when an adverse outcome is probable and the amount of the potential liability is reasonably estimable. Although the ultimate outcome of these matters is currently not determinable, management of the Company, after consultation with legal counsel, does not believe that the resolution of these matters will have a material effect upon the Company’s financial condition, results of operations or cash flows for an interim or annual period.

Anti-takeover Provisions

The Company has adopted a shareholder rights plan that may have anti-takeover effects which will make an acquisition of the Company by another company more difficult. The Company’s shareholder rights plan provides that, in the event any person or entity acquires 15% or more of the Company’s outstanding Common Stock, shareholders of the Company will be entitled to purchase shares of Common Stock, or in certain instances shares of the acquirer, at a discounted price. The rights are intended to discourage a significant share acquisition, merger or tender offer involving the Company’s Common Stock by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on a takeover attempt that a shareholder might consider to be in its best interests.

11. INCOME TAXES

The provision for income taxes (benefit) consisted of the following:

	For the Years Ended December 31,
(in thousands)	2010	2009	2008
Current:
Federal	$(1,084)	$(4,519)	$2,908
State and local	272	(586)	324
Foreign	9,743	14,401	19,702

Subtotal	8,931	9,296	22,934
Deferred:
Federal	(6,977)	4,131	(3,394)
State and local	(777)	164	(828)
Foreign	(1,851)	(157)	(2,523)

Subtotal	(9,605)	4,138	(6,745)
Benefit applied to reduce goodwill	—	—	320

Total provision (benefit)	$(674)	$13,434	$16,509

Income tax provision (benefit) is included in the financial statements as follows:

	For the Years Ended December 31,
(in thousands)	2010	2009	2008
Continuing operations	887	13,652	16,161
Discontinued operations	(1,561)	(218)	348

Total provision (benefit)	(674)	13,434	16,509

The sources of income (loss) before income taxes are presented as follows:

(in thousands)	2010	2009	2008
United States	$(37,878)	$(19,124)	$4,406
Foreign	38,767	48,652	33,882

Income from continuing operations before income taxes	$889	$29,528	$38,288

The Company’s consolidated effective income tax rate differed from the U.S. Federal statutory income tax rate of 34% as set forth below:

(in thousands)	2010	2009	2008
Income tax expense at the U.S. Federal statutory rate	302	10,040	13,018
Effects of foreign taxes, net of foreign tax credits and deductions	(2,082)	(1,941)	911
State and local income taxes, net of Federal benefit	179	(389)	(713)
Change in Valuation Allowances	(2,171)	(811)	—
Effects of cross currency hedge unwind	—	4,070	—
Non-Deductible Goodwill	2,380	—	—
Effects of deemed foreign dividend	2,431	2,244	3,292
Other	(152)	439	(347)

Total	887	13,652	16,161

A provision has not been made for U.S. or additional foreign taxes on the undistributed portion of earnings of foreign subsidiaries as those earnings have been permanently reinvested. The undistributed earnings of foreign subsidiaries approximate $104.0 million. It is not practicable to determine the amount of the additional taxes that would result if these earnings were repatriated.

Components of the Company’s net deferred tax asset and liability included in the Consolidated Balance Sheets consisted of the following:

	December 31,
(in thousands)	2010	2009
Deferred tax assets:
Compensation and employee benefits	$1,358	$1,346
Accrued expenses and other future deductible items	3,151	5,412
Foreign operating loss carryforward	20,328	17,965
State and local operating loss carryforward	3,932	2,317
Federal operating loss carryforward	16,728	2,873
Deferred state income taxes	—	182
Contributions carryforward	68	68
Capital loss carryforward	12	18
Foreign tax credit carryforward	10,552	10,552
Unrealized foreign exchange losses	4,525	3,377
Stock option expense	674	455
Other	3,014	3,141

Total deferred tax assets	64,342	47,706
Deferred tax liabilities:
Deferred state income taxes	(63)	0
Intangible assets	(2,413)	(1,673)
Depreciation and software costs	(9,437)	(3,930)
Open market repurchase	(990)	(995)

Total deferred tax liability	(12,903)	(6,598)
Valuation allowance	(28,559)	(28,080)

Total net deferred tax asset	$22,880	$13,028

As a result of certain realization requirements, the table of deferred tax assets and liabilities shown above does not include certain deferred tax assets at December 31, 2010 and 2009 that arose directly from tax deductions related to equity compensation in excess of compensation recognized for financial reporting. Equity will be increased by approximately $3.1 million if and when such deferred tax assets are ultimately realized. The Company uses tax law ordering for purposes of determining when excess tax benefits have been realized.

The Company has a Federal operating loss carryforward of approximately $49.2 million with a recognized tax benefit of approximately $16.7 million that will expire in 2027.

The deferred tax asset for state and local operating loss carryforward of approximately $3.9 million relates to amounts that expire at various times from 2011 to 2030. The amount that will expire in 2011 is approximately $22,000. A valuation allowance has been established for approximately $551,000 of this tax asset based upon an assessment that it is more likely than not, that realization cannot be assured in certain tax jurisdictions.

The Company has foreign operating loss carryforwards of approximately $15.1 million with a recognized tax benefit of approximately $4.0 million that can be carried forward indefinitely.

The Company has foreign operating loss carryforwards of approximately $60.0 million with a tax benefit of approximately $16.3 million for which a valuation allowance has been established based upon an assessment that it is more likely than not, that realization cannot be assured. The ultimate realization of this tax benefit is dependent upon the generation of sufficient operating income in the respective tax jurisdictions. Of this benefit, approximately $228,000 will expire at various times from 2011 to 2021 and approximately $16.1 million can be carried forward indefinitely.

The Company has a Federal foreign tax credit carryforward of approximately $10.5 million that will expire in 2016. A valuation allowance has been recorded against approximately $8.5 million of this asset based upon the assessment that it is more likely than not that realization will not be assured before expiration.

A valuation allowance has been established for other deferred tax assets of approximately $3.2 million related to operations in foreign tax jurisdictions based upon an assessment that it is more likely than not, that realization cannot be assured.

Yearly activity related to the Company’s valuation allowance is as follows:

(in thousands)	2010	2009	2008
Beginning balance	$28,080	$22,368	$19,341
Additions charged to expense	752	1,025	9,080
Additions attributable to acquisitions	—	6,874	—
Reductions from utilization, reassessments and expirations	(273)	(2,187)	(6,053)

Ending balance	$28,559	$28,080	$22,368

Under current accounting requirements, at December 31, 2010, approximately $12.4 million of the valuation allowance relates to prior year business combinations. If this deferred tax asset is subsequently recognized, the Company will be required to credit the current period’s tax provision rather than goodwill.

At December 31, 2010, 2009, and 2008, the Company had certain unrecognized tax benefits recorded, gross of federal tax benefit. A reconciliation of the beginning and ending amount of unrecognized tax benefit is as follows:

(in thousands)	2010	2009	2008
Beginning Balance	$1,768	$1,764	$5,447
Gross increases - tax positions in prior period	—	—	230
Gross decreases - tax positions in prior period	(180)	—	(2,747)
Gross increases - tax positions in current period	387	451	384
Gross decreases - tax positions in current period	—	—	—
Settlements	—	—	—
Lapse of statute of limitations	(1,001)	(447)	(1,550)

Unrecognized tax benefit balance at December 31	$974	$1,768	$1,764

Included in the balance at December 31, 2010, are approximately $964,000 of unrecognized tax benefits, net of federal tax benefit that, if recognized, would affect the effective tax rate.

The liabilities for unrecognized tax benefits are carried in other non-current liabilities on the Consolidated Balance Sheets because the payment of cash is not anticipated within one year of the balance sheet date for any significant amounts.

Interest and penalties associated with uncertain tax positions are recognized as components of income tax expense on the Consolidated Statements of Operations. There was no material change to tax related interest and penalties during 2010 and at December 31, 2010, the Company has recorded a liability of approximately $145,000 for interest and penalties.

The Company files income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal examinations by tax authorities for years before 2007 and state and local or foreign income tax examinations by tax authorities for years before 2006.

The tax years that remain subject to examination for the Company’s major tax jurisdictions are shown below:

United States	2007 - 2010
Germany	2006 -2010
United Kingdom	2009 - 2010
Netherlands	2008 - 2010

The Company operates in various state and local jurisdictions. Open tax years for state and local jurisdictions approximate the open years reflected above for the United States.

12. INVESTMENTS

The Company has a 50%-owned joint venture investment in Beijing KendleWits Medical Consulting Co., Ltd. (KendleWits), a company located in China. This investment is accounted for under the equity method. To date, the Company has contributed approximately $750,000 for the capitalization of KendleWits. In 2003, the Company determined that its investment in KendleWits was permanently impaired and as a result recorded a non-cash charge to reduce the carrying value of its investment to zero. Future capital investment needs will be dependent upon the on-going capitalization needs of KendleWits and the Company’s willingness to provide additional capital. The Company is not obligated to make any additional investment in KendleWits and currently has no plans to do so.

13. SEGMENT INFORMATION

The Company operates its business in two reportable segments, Early Stage and Late Stage. The Early Stage business currently focuses on the Company’s Phase I operations, while Late Stage is comprised of contract services related to Phase II through IV clinical trials, regulatory affairs and biometrics offerings. The Late Stage segment changed its reporting unit structure in 2009. The Late Stage reporting units still meet the criteria for aggregation and there is no change to segment reporting as a result of the reorganization. Support and Other consists of unallocated corporate expenses, primarily information technology, marketing and communications, human resources, finance and legal, net of revenues earned for billable administrative services performed.

Segment information for the years ended December 31, 2010, 2009 and 2008 is as follows:

(in thousands)	Early Stage	Late Stage	Support & Other	Total
Twelve months ended December 31, 2010
Net service revenues	$21,541	$305,872	$2,006	$329,419
Reimbursable out-of-pocket revenues	$2,106	$112,387	$—	$114,493

Total revenues	$23,647	$418,259	$2,006	$443,912
Operating Income (loss)	$(5,330)	$63,575	$(53,318)	$4,927
Total assets	$32,528	$390,608	$66,775 (a)	$489,911

(in thousands)	Early Stage	Late Stage	Support & Other	Total
Twelve months ended December 31, 2009
Net service revenues	$27,437	$370,178	$9,037	$406,652
Reimbursable out-of-pocket revenues	$—	$135,224	$—	$135,224

Total revenues	$27,437	$505,402	$9,037	$541,876
Operating Income (loss)	$5,044	$81,109	$(49,722)	$36,431
Total assets	$48,070	$406,832	$84,821 (a)	$539,723

(in thousands)	Early Stage (b)	Late Stage	Support & Other	Total
Twelve months ended December 31, 2008
Net service revenues	$19,971	$430,317	$9,576	$459,864
Reimbursable out-of-pocket revenues	$—	$203,489	$—	$203,489

Total revenues	$19,971	$633,806	$9,576	$663,353
Operating Income (loss)	$4,813	$105,140	$(54,491)	$55,462

(a)	Primarily comprised of cash and tax-related assets.
(b)	The Early Stage segment results for the twelve months ended December 31, 2008 include the June (acquisition date) through December operating results of DecisionLine.

Financial information by geographic area is as follows:

	For the years ended December 31,
(in thousands)	2010	2009	2008
Net service revenues
North American Region:
United States	$138,043	$179,700	$214,935
Other	16,047	21,166	14,411

	$154,090	$200,866	$229,346

European Region:
Germany	$39,542	$40,475	$56,661
United Kingdom	30,518	$37,792	$42,303
Other	56,360	69,326	75,336

	$126,420	$147,593	$174,300

Latin American Region: (1)	$36,215	$40,829	$38,996
Asia / Pacific Region:	$12,694	$17,364	$17,222

Total Net Service Revenues	$329,419	$406,652	$459,864

(1)	Latin American region includes Mexico

	For the years ended December 31,
(in thousands)	2010	2009
Identifiable long-lived assets
North American Region:
United States	$45,379	$41,711
Other	2,473	2,414

	$47,852	$44,125

European Region:
Germany	$587	$743
United Kingdom	3,226	3,606
Other	2,457	3,107

	$6,270	$7,456

Latin American Region: (1)	$2,412	$2,635
Asia / Pacific Region:	$1,864	$1,099

Total identifiable long-lived assets	$58,398	$55,315

(1)	Latin American region includes Mexico

No other country is material for separate presentation for any period presented.

In 2010 and 2009, there were no sponsors who individually accounted for more than 10% of the Company’s consolidated net service revenues.

14. ACQUISITION

Details pertaining to the Company’s 2008 acquisition are listed below. The Company had no acquisitions in 2010 or 2009. The acquisition occurring in 2008 has been accounted for using the purchase method of accounting.

Acquisition of DecisionLine Clinical Research Corporation and related company:

In June 2008, the Company completed its acquisition of 100% of the outstanding common stock of DecisionLine Clinical Research Corporation (DecisionLine), an Ontario corporation, and its related company. DecisionLine, previously privately owned, is a clinical research organization (CRO) located in Toronto, Ontario specializing in the conduct of early phase studies. The acquisition supports the Company’s overall goal of strategic business expansion and diversification into areas with high growth opportunities such as Phase I studies. DecisionLine was integrated into the Company as part of the Company’s Early Stage segment.

The aggregate purchase price was approximately $18,355,000 in cash, including acquisition costs, plus net adjustments for working capital and other items in accordance with the terms and conditions of the Share Purchase Agreement of $1,276,000. In addition, there was an earnout provision, as well as an additional contingent payment upon receipt of certain tax credits arising from pre-acquisition operations. In March 2009, the above mentioned payment of certain tax credits was received, and accordingly recorded as additional goodwill in the amount of approximately $720,000 (equivalent of $900,000 in Canadian dollars at the then current exchange rates). Additionally, in May 2009, an agreement was reached to settle the outstanding earnout provision for $4.3 million (equivalent of $5 million in Canadian dollars at the then current exchange rates) and accelerate the payment date for a portion of the amount. This additional goodwill was recorded in the second quarter of 2009.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Purchase Price Allocation

(in thousands at the prevailing exchange rate at June 2, 2008,

except contingent consideration recorded at appropriate exchange rate)

Cash	$1,562
Accounts receivable	5,922
Other current assets	1,398
Property, plant and equipment	2,913
Other long-term assets	1,196
Intangible assets	4,930
Goodwill	14,112

Total assets acquired	32,033
Advance billings	(3,503)
Other current liabilities	(2,956)
Other long-term liabilities	(898)

Total liabilities assumed	(7,357)

Net assets acquired	$24,676

For the acquisition discussed above, results of operations are included in the Company’s Consolidated Statements of Operations from the date of acquisition.

The following unaudited pro forma results of operations assume the acquisition of DecisionLine occurred at the beginning of 2008:

(in thousands, except per share data)	Twelve Months Ended December 31, 2008
Net service revenues	$470,550
Income from continuing operations, before income taxes	$40,502
Net income from continuing operations, net of tax	$23,286
Net income per diluted share	$1.55
Weighted average shares	14,993

Pro forma results for the twelve months ended December 31, 2008 reflect historical restructuring costs of approximately of $480,000 ($307,000 net of tax).

The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisition been consummated as of January 1, 2008, nor is it necessarily indicative of future operating results.

15. QUARTERLY FINANCIAL DATA (unaudited)

(In thousands, except per share data)

Earnings per basic share as presented on the 2010 and 2009 income statements do not equal the sum of earnings per share for each quarter presented below due to rounding differences in each quarter.

Quarter	First	Second	Third	Fourth
2010
Net service revenues	$88,518	$81,385	$82,202	$77,312
Gross profit	42,070	39,116	42,855	36,393
Income (loss) from Continuing Operations, net of t	1,328	2,205	1,961	(5,491)
Income (loss) from Discontinued Operations, net o	(117)	(342)	(412)	(3,691)
Net income (loss)	1,211	1,863	1,549	(9,182)
Income (loss) per share data:
Basic Income (loss) per share:
Income (loss) from continuing operations	$0.09	$0.15	$0.13	$(0.37)
Income (loss) from discontinued operations	$(0.01)	$(0.02)	$(0.03)	$(0.25)
Basic income (loss)	$0.08	$0.13	$0.10	$(0.62)

Diluted Income (loss) per share:
Income (loss) from continuing operations	$0.09	$0.15	$0.13	$(0.37)
Income (loss) from discontinued operations	$(0.01)	$(0.02)	$(0.03)	$(0.25)
Diluted income (loss)	$0.08	$0.12	$0.10	$(0.62)

Weighted average shares
Basic	14,893	14,900	14,907	14,924
Diluted	15,036	15,028	14,995	14,924

Quarter	First	Second	Third	Fourth
2009
Net service revenues	$105,707	$105,624	$101,742	$93,579
Gross profit	48,936	51,678	54,474	46,735
Income (loss) from Continuing Operations, net of t	1,031	3,761	8,859	2,226
Income (loss) from Discontinued Operations, net o	(144)	(568)	(33)	106
Net income (loss)	887	3,193	8,826	2,332
Income (loss) per share data:
Basic Income (loss) per share:
Income (loss) from continuing operations	$0.07	$0.25	$0.60	$0.15
Income (loss) from discontinued operations	$(0.01)	$(0.04)	$(0.00)	$0.01
Basic income (loss)	$0.06	$0.22	$0.59	$0.16

Diluted Income (loss) per share:
Income (loss) from continuing operations	$0.07	$0.25	$0.60	$0.15
Income (loss) from discontinued operations	$(0.01)	$(0.04)	$(0.00)	$0.01
Diluted income (loss)	$0.06	$0.21	$0.59	$0.16

Weighted average shares
Basic	14,842	14,849	14,868	14,887
Diluted	14,975	14,955	14,979	15,008

16. SUBSEQUENT EVENTS

Discontinued Operations

The Company made a decision to close the Early Stage operations of its facility located in Utrecht, The Netherlands (“Utrecht”), as a result of overall adverse operating results due to volatility in the Early Stage drug development market as well as a changing and challenging regulatory environment in the Netherlands leading to cancellations in the Company’s backlog. The Company’s plan for closure was deemed official upon receiving the approval of the Dutch Works Council, which became effective on March 1, 2011.

The following results of the Utrecht Early Stage closure have been presented as discontinued operations within the Company’s condensed consolidated statements of operations and have been excluded from segment operating results for all periods presented.

	Year Ended December 31,
	2010	2009	2008
	(in thousands)
Net service revenues	$4,347	$10,036	$15,228

Income (loss) from discontinued operations	(6,122)	(857)	1,364
Income tax provision (benefit)	(1,561)	(218)	348

Net income (loss) from discontinued operations	$(4,561)	$(639)	$1,016

The net loss from discontinued operations for the year ended December 31, 2010 was primarily the result of $3.0 million of accrued severance charges (see Note 9) and $1.2 million of goodwill impairment charges (see Note 1).

The closure is not expected to have any significant effect on the Company’s remaining Early Stage operations, or the Late Stage operations that continue to be conducted at Utrecht.

Definitive Merger Agreement

On May 4, 2011 the Company entered into a definitive merger agreement with INC Research, LLC (“INC”), and Triangle Two Acquisition Corp., a subsidiary of INC, under which INC will acquire all of the outstanding shares of the Company. The Company’s Board of Directors unanimously approved the transaction which is expected to close in the third quarter of 2011, subject to approval by the Company’s shareholders, satisfaction of customary closing conditions, and regulatory approvals.